                                                                     EXHIBIT 2.1


                                                                  EXECUTION COPY







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                     RESTRUCTURING AND SECTION 303 AGREEMENT


                                     BETWEEN


                             WEBLINK WIRELESS, INC.


                                       AND


                                 METROCALL, INC.





                            DATED AS OF APRIL 1, 2001


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


                                TABLE OF CONTENTS


ARTICLE I MERGER; CLOSING; EFFECTIVE TIME................................................1
         1.1      Merger.................................................................1
         1.2      Closing................................................................2
         1.3      Effective Time.........................................................2

ARTICLE II CERTIFICATE OF INCORPORATION AND  BYLAWS OF THE SURVIVING CORPORATION.........2
         2.1      Certificate of Incorporation...........................................2
         2.2      Bylaws.................................................................2

ARTICLE III DIRECTORS AND OFFICERS.......................................................3
         3.1      Directors of the Surviving Corporation.................................3
         3.2      Officers of the Surviving Corporation..................................3
         3.3      Name of Surviving Corporation..........................................3
         3.4      Headquarters...........................................................3
         3.5      Key Facilities.........................................................3

ARTICLE IV EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES...............4
         4.1      Effect on Capital Stock................................................4
         4.2      Exchange of Certificates...............................................7

ARTICLE V REPRESENTATIONS AND WARRANTIES.................................................8
         5.1      Representations and Warranties of Weblink..............................8
         5.2      Representations and Warranties of Metrocall...........................22

ARTICLE VI COVENANTS....................................................................34
         6.1      Interim Operations....................................................34
         6.2      Acquisition Proposals.................................................38
         6.3      Information Supplied..................................................41
         6.4      Other Actions; Notification...........................................41
         6.5      Access; Consultation..................................................43
         6.6      Underwriters..........................................................43
         6.7      Listing Application...................................................43
         6.8      Publicity.............................................................44
         6.9      Benefits..............................................................44
         6.10     Expenses..............................................................45
         6.11     Indemnification; Directors' and Officers' Insurance...................45
         6.12     Confidentiality.......................................................47
         6.13     Strategic Alliance Agreement..........................................47

         6.14     Bankruptcy Provisions for Weblink.....................................47
         6.15     Bankruptcy Provisions for Metrocall...................................50
         6.16     Other Bankruptcy Matters..............................................53
         6.17     Senior Credit Facility................................................54
         6.18     Rights Agreements.....................................................54
         6.19     SEC Filings...........................................................54
         6.20     Employment Agreements.................................................55

ARTICLE VII CONDITIONS..................................................................55
         7.1      Conditions to Each Party's Obligation to Effect the Merger............55
         7.2      Conditions to Obligations of Metrocall................................56
         7.3      Conditions to Obligation of Weblink...................................57

ARTICLE VIII TERMINATION................................................................58
         8.1      Termination by Mutual Consent.........................................58
         8.2      Automatic Termination.................................................58
         8.3      Termination by Either Metrocall or Weblink............................58
         8.4      Termination by Weblink................................................59
         8.5      Termination by Metrocall..............................................60
         8.6      Effect of Termination and Abandonment.................................63

ARTICLE IX MISCELLANEOUS AND GENERAL....................................................65
         9.1      Survival..............................................................65
         9.2      Modification or Amendment.............................................65
         9.3      Waiver of Conditions..................................................65
         9.4      Counterparts..........................................................66
         9.5      Governing Law and Venue; Waiver of Jury Trial.........................66
         9.6      Notices...............................................................67
         9.7      Entire Agreement......................................................68
         9.8      No Third Party Beneficiaries..........................................68
         9.9      Obligations of Metrocall and of Weblink...............................68
         9.10     Severability..........................................................69
         9.11     Interpretation........................................................69
         9.12     Captions..............................................................69
         9.13     Assignment............................................................69

                             INDEX OF DEFINED TERMS

Acquisition Proposal                                   6.2(a)
Agreement                                              Introduction
Alliance Agreement                                     6.13
Alliance Assumption Orders                             6.14(e)
Amended Alliance Agreement                             6.1(c)
Audit Date                                             5.1(f)
Bankruptcy and Equity Exception                        5.1(c)
Bankruptcy Code                                        6.14(a)
Bylaws                                                 2.2
Certificate                                            4.2(a)
Certificate of Merger                                  1.3
Charter                                                2.1
Closing                                                1.2
Closing Date                                           1.2
Communications Act                                     5.1(d)(i)
Compensation and Benefit Plans                         5.1(h)(i)
Confidentiality Agreement                              6.12
Contracts                                              5.1(d)(ii)
Costs                                                  6.11(a)
Current Premium                                        6.11(c)
D&O Insurance                                          6.11(c)
DGCL                                                   Recitals
DIP Financing                                          8.5(m)
Effective Time                                         1.3
Environmental Law                                      5.1(m)
ERISA                                                  5.1(h)(i)
ERISA Affiliate                                        5.1(h)(i)
Exchange Act                                           5.1(b)(iii)
Excluded Metrocall Security                            4.1(b)
Excluded Weblink Security                              4.1(a)
Executory Contract                                     6.14(j)
FCC                                                    5.1(d)(i)
FCC Regulations                                        5.1(d)(i)
Final Order                                            7.1(a)
GAAP                                                   5.1(e)
Governmental Entity                                    5.1(d)(i)
Governmental Regulations                               5.1(d)(i)
Hazardous Substance                                    5.1(m)
HSR Act                                                5.1(d)(i)
Indemnified Parties                                    6.11(a)
IRS                                                    5.1(h)(ii)

Laws                                                   5.1(i)(i)
Material Adverse Effect                                5.1(a)
Merger                                                 Recitals
Metrocall                                              Introduction
Metrocall 103/8% Notes                                 4.1(b)
Metrocall 11% Notes                                    4.1(b)
Metrocall 1145 Underwriter Agreement                   6.6
Metrocall 117/8% Notes                                 4.1(b)
Metrocall 93/4% Notes                                  4.1(b)
Metrocall Alliance Assumption Motion                   6.15(e)
Metrocall Alliance Assumption Order                    6.15(e)
Metrocall Bankruptcy Cases                             6.15(a)
Metrocall Bankruptcy Court                             6.15(f)
Metrocall Common Shareholders                          4.1(b)
Metrocall Common Stock                                 4.1(b)
Metrocall Confirmation Order                           6.15(g)
Metrocall Disclosure Letter                            5.2
Metrocall Disclosure Statement                         6.15(c)
Metrocall Filed Reports                                5.2(e)(i)
Metrocall Initial Merger Motion                        6.15(e)
Metrocall Initial Merger Order                         6.15(e)
Metrocall Involuntary Insolvency Event                 6.15(b)(i)
Metrocall Knowledgeable Executives                     5.2(e)(ii)
Metrocall Notes                                        4.1(b)
Metrocall Permits                                      5.2(i)(ii)
Metrocall Prearranged Plan                             4.1(b)
Metrocall Preferred Shareholders                       4.1(b)
Metrocall Required Consents                            5.2(d)(i)
Metrocall Rights Agreement                             5.2(j)
Metrocall Secured Creditors                            6.17
Metrocall Series A Preferred Stock                     4.1(b)
Metrocall Shareholders                                 4.1(b)
Metrocall Stock Plan                                   5.2(b)(ii)
Metrocall Target Filing Date                           6.15(a)
Metrocall Termination Fee                              8.6(c)
NASDAQ                                                 6.7
New Common Stock                                       4.1(a)
New Share Number                                       4.1(a)
Old Metrocall Certificate                              4.1(b)
Old Weblink Certificate                                4.1(a)
Order                                                  7.1(b)
Ordinary Course of Business                            6.1(b)(x)
Pension Plan                                           5.1(h)(ii)

Permits                                                5.1(i)(ii)
Person                                                 5.1(a)
PUC                                                    5.1(d)(i)
Representatives                                        6.2(a)(iii)
SEC                                                    5.1(e)(i)
Section 1145 Underwriters                              6.6
Securities Act                                         5.1(d)(i)
Significant Investees                                  5.1(d)(ii)
Significant Subsidiary                                 5.1(b)(iii)
State Laws                                             5.1(d)(i)
Subsidiary                                             5.1(a)
Superior Proposal                                      6.2(a)(iii)(1)
Surviving Corporation                                  1.1
Takeover Statute                                       5.1(j)
Tax                                                    5.1(k)
Tax Return                                             5.1(k)
Taxable                                                5.1(k)
Taxes                                                  5.1(k)
Termination Date                                       8.3
Weblink                                                Introduction
Weblink 111/4% Notes                                   4.1(a)
Weblink 1145 Underwriter Agreement                     6.6
Weblink 15% Notes                                      4.1(a)
Weblink Alliance Assumption Motion                     6.14(e)
Weblink Alliance Assumption Order                      6.14(e)
Weblink Bankruptcy Cases                               6.14(a)
Weblink Bankruptcy Court                               6.14(f)
Weblink Common Stock                                   4.1(a)
Weblink Confirmation Order                             6.14(g)
Weblink Disclosure Letter                              5.1
Weblink Disclosure Statement                           6.14(c)
Weblink Filed Reports                                  5.1(e)(i)
Weblink Glenayre Assumption Motion                     6.14(e)
Weblink Glenayre Assumption Order                      6.14(e)
Weblink Initial Merger Motion                          6.14(e)
Weblink Initial Merger Order                           6.14(e)
Weblink Involuntary Insolvency Event                   6.14(b)(i)
Weblink Knowledgeable Executives                       5.1(g)
Weblink Notes                                          4.1(a)
Weblink Permits                                        5.1(i)(ii)
Weblink Prearranged Plan                               4.1(a)
Weblink Required Consents                              5.1(d)(i)
Weblink Secured Creditors                              6.17

Weblink Shareholders                                   4.1(a)
Weblink Stock Plans                                    5.1(b)(ii)
Weblink Target Filing Date                             6.14(a)
Weblink Termination Fee                                8.6(b)
Weblink Unaudited 2000 Financials                      5.1(e)

                     RESTRUCTURING AND SECTION 303 AGREEMENT




       This RESTRUCTURING AND SECTION 303 AGREEMENT ("AGREEMENT"), dated as of April 1, 2001, between Weblink Wireless, Inc., a Delaware corporation ("WEBLINK"), and Metrocall, Inc., a Delaware corporation ("METROCALL").


                                    RECITALS

       WHEREAS, the respective Boards of Directors of each of Metrocall and Weblink have approved, recommended and declared advisable the strategic combination of Metrocall and Weblink pursuant to this Agreement and the Chapter 11 plans of reorganization contemplated hereby;

       WHEREAS, the strategic combination will be effected pursuant to Section 303 of the Delaware General Corporation Law (the "DGCL") through the merger of Weblink with and into Metrocall (the "MERGER") upon the terms and subject to the conditions set forth in this Agreement and in the Chapter 11 plans of reorganization contemplated hereby;

       WHEREAS, each party intends to implement the Merger through a confirmed plan of reorganization under Chapter 11 of the Bankruptcy Code (as defined in Section 6.14(a)), and each party will file, and may cause certain of its material subsidiaries to file, voluntary petitions under chapter 11 in the United States Bankruptcy Court for the District of Delaware (the "Delaware Court");

       WHEREAS, Metrocall and Weblink desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

       NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

                                    ARTICLE I

                         MERGER; CLOSING; EFFECTIVE TIME

              1.1 Merger. Upon the terms and subject to the conditions set forth in this Agreement, the Weblink Prearranged Plan (as defined in Section 4.1(a)) and the Metrocall Prearranged Plan (as defined in Section 4.1(b)), at the Effective Time (as defined in Section 1.3), Weblink shall be merged with and into Metrocall and the separate corporate existence of Weblink shall thereupon cease. Metrocall shall be the surviving corporation in the Merger (sometimes referred to as the "SURVIVING CORPORATION") and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of Metrocall as the Surviving Corporation, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger. The Merger shall have the effects specified in Sections 259 and 303 of the DGCL.

              1.2 Closing. The closing of the Merger (the "CLOSING") shall take place: (i) at the offices of Wilmer, Cutler & Pickering, 2445 M Street, Washington, DC, at 9:00 A.M., local time, on the second business day after the date on which the last to be fulfilled or waived of the conditions set forth in
Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement; or
(ii) at such other place and time and/or on such other date as Metrocall and Weblink may agree in writing (the "CLOSING DATE").

              1.3 Effective Time. At the Closing, Metrocall and Weblink will cause a Certificate of Merger (the "CERTIFICATE OF MERGER") to be executed, acknowledged, and filed with the Secretary of State of the State of Delaware as provided in Section 303 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such other later time as shall be agreed upon by the parties and set forth in the Certificate of Merger in accordance with the DGCL (the "EFFECTIVE TIME").

                                   ARTICLE II

                        CERTIFICATE OF INCORPORATION AND
                       BYLAWS OF THE SURVIVING CORPORATION

              2.1 Certificate of Incorporation. The certificate of incorporation set forth on Exhibit 2.1 shall be the certificate of incorporation of the Surviving Corporation (the "CHARTER"), until duly amended as provided therein or by applicable law.

              2.2 Bylaws. The bylaws set forth on Exhibit 2.2 shall be the bylaws of the Surviving Corporation (the "BYLAWS"), until thereafter amended as provided therein or by applicable law.

                                   ARTICLE III

                             DIRECTORS AND OFFICERS

              3.1 Directors of the Surviving Corporation. Metrocall shall take all actions necessary (subject to applicable law) to cause, at the Effective Time, the number of directors comprising the full Board of Directors of the Surviving Corporation to be comprised of ten directors, (at least three of whom shall be "independent directors," as such term is defined in Rule 4200 of the National Association of Securities Dealers, Inc.), five of which shall be nominated by the Board of Directors of Metrocall (as such Board was constituted immediately prior to the Effective Time), and five of which shall be nominated by the Board of Directors of Weblink (as such Board was constituted immediately prior to the Effective Time), each such person to serve from the Effective Time until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation, or removal in accordance with the Charter and the Bylaws.

              3.2 Officers of the Surviving Corporation. The officers of the Surviving Corporation shall be the persons specified on Schedule 3.2, in each case until his or her successor has been duly elected and qualified, or until their earlier death, resignation, or removal in accordance with the Charter and the Bylaws.

              3.3 Name of Surviving Corporation. The name of the Surviving Corporation shall be "Weblink Wireless, Inc."; provided that the Board of Directors of the Surviving Corporation shall determine whether it would be in the best interests of the Surviving Corporation to change such name following consummation of the transactions contemplated hereby.

              3.4 Headquarters. The Surviving Corporation shall be headquartered in Alexandria, Virginia.

              3.5 Key Facilities. The Surviving Corporation will maintain the Weblink distribution center in Dallas, Texas and the Metrocall distribution center in Alexandria, Virginia to continue to support the distribution channels that will be served out of those respective cities.

                                   ARTICLE IV
                     EFFECT OF THE MERGER ON CAPITAL STOCK;
                            EXCHANGE OF CERTIFICATES

              4.1    Effect on Capital Stock.

                     (a) Weblink. At the Effective Time, without any action on the part of the holders of the capital stock of Metrocall or Weblink, other than as set forth in the Weblink Prearranged Plan, the Merger shall have the effects on the capital stock of Weblink described under the terms and conditions of the Weblink Prearranged Plan, including without limitation that (i) 50% of the New Share Number of shares of new common stock, par value $0.01 (the "NEW COMMON STOCK") of the Surviving Corporation shall be distributed, in accordance with such plan, if and to the extent such plan so provides, among the holders of (w) common stock of Weblink, par value $0.0001 (such stock, the "WEBLINK COMMON STOCK"; such holders, the "WEBLINK SHAREHOLDERS"), (x) Weblink 15% senior discount notes due 2005 issued under and pursuant to an Indenture, dated as of January 17, 1995, between Weblink and United States Trust Company of New York, as Trustee (the "WEBLINK 15% NOTES"), (y) Weblink 11 1/4% senior unsecured subordinated notes due 2008 issued under and pursuant to an Indenture, dated as of January 28, 1998, between Weblink and United States Trust Company of New York, as Trustee (the "WEBLINK 11 1/4% NOTES" and, collectively with the Weblink 15% Notes, the "WEBLINK NOTES"), and (z) other unsecured pre-petition claims against Weblink to the extent such claims are not paid in cash pursuant to authorization of the Weblink Bankruptcy Court during the Weblink Bankruptcy Cases (as defined in Section 6.14(f)) or pursuant to the Weblink Prearranged Plan (as defined in Section 4.1(a)), (ii) that all Weblink Common Stock and Weblink Notes shall no longer be outstanding, shall be canceled and retired and shall cease to exist, and (iii) each certificate (each, an "OLD WEBLINK CERTIFICATE") formerly representing any of such Weblink Common Stock or Weblink Notes (other than any Excluded Weblink Security (defined below)) shall thereafter represent only the right, if any, to receive the New Common Stock and/or dividends on such stock in accordance with the Weblink Prearranged Plan. Pursuant to Section 303 of the DGCL and the Weblink Prearranged Plan, the Weblink Shareholders shall have no statutory right of appraisal in connection with the Merger.

       "EXCLUDED WEBLINK SECURITY" means any Weblink Common Stock or Weblink Notes held by Metrocall or any wholly owned subsidiary of Metrocall or Weblink, or in the treasury of Weblink.

       "NEW SHARE NUMBER" means the number of shares of New Common Stock that the parties jointly determine should be issued pursuant to the Weblink Prearranged Plan and the Metrocall Prearranged Plan.

       "WEBLINK PREARRANGED PLAN" means the "prearranged" plan of reorganization for Weblink and its Subsidiaries that (1) is prepared by Weblink and its Subsidiaries in accordance with, and intended by Weblink and its Subsidiaries to be confirmed under, the provisions of Chapter 11 of the Bankruptcy Code (including the confirmation requirements set forth in Section 1129 thereof), (2) consists of terms, conditions and provisions, including assumption of this Agreement by Weblink, that are mutually acceptable to Metrocall and Weblink (it being understood and agreed that Metrocall will not unreasonably withhold, condition or delay its consent to such prearranged plan or to any proposed amendments to provisions of the Weblink Prearranged Plan except those that are or would be material and adverse to Metrocall and/or the Surviving Corporation) and are not inconsistent with the terms, conditions and provisions of this Agreement, and (3) which contains terms intended to implement such prearranged plan and this Agreement and other terms which are not inconsistent with such prearranged plan and this Agreement, together with any and all changes, amendments or modifications to, or restatements of, such prearranged plan which with respect to material provisions have been agreed to by Metrocall and Weblink, without regard to whether such changes, amendments, modifications and restatements are made to the Weblink Prearranged Plan.

                     (b) Metrocall. At the Effective Time, without any action on the part of the holders of the capital stock of Metrocall or Weblink, other than as set forth in the

       Metrocall Prearranged Plan, the Merger shall have the effects on the capital stock of Metrocall described under the terms and conditions of the Metrocall Prearranged Plan, including without limitation that (i) 50% of the New Share Number of shares of New Common Stock shall be distributed, in accordance with such plan, if and to the extent such plan so provides, among the holders of (t) common stock of Metrocall, par value $0.01 (such stock, the "METROCALL COMMON STOCK"; such holders, the "METROCALL COMMON SHAREHOLDERS"), (u) Series A Convertible Preferred Stock of Metrocall, par value $0.01 per share (such stock, "METROCALL SERIES A PREFERRED STOCK"; such holders, the "METROCALL PREFERRED SHAREHOLDERS" and, together with the Metrocall Common Shareholders, the "METROCALL SHAREHOLDERS"), (v) Metrocall's 11-7/8% senior subordinated notes due 2005 issued under and pursuant to an Indenture, dated as of June 15, 1995, between Metrocall and First Interstate Bank of Texas, N.A., as Trustee (the "METROCALL 11-7/8% NOTES"), (w) Metrocall's 10-3/8% senior subordinated notes due 2007 issued under and pursuant to an Indenture, dated as of September 27, 1995, between Metrocall and First Union National Bank of Virginia, as Trustee (the "METROCALL 10-3/8% NOTES"), (x) Metrocall's 9-3/4% senior subordinated notes due 2007 issued under and pursuant to an Indenture, dated as of October 21, 1997, between Metrocall and First Union National Bank, as Trustee (the "METROCALL 9-3/4% NOTES"), (y) Metrocall's 11% senior subordinated notes due 2008 issued under and pursuant to an Indenture, dated as of December 22, 1998, between Metrocall and First Union National Bank, as Trustee (the "METROCALL 11% NOTES" and, collectively with the Metrocall 11-7/8%, 10-3/8% and 9-3/4% Notes, the "METROCALL NOTES"), and (z) other unsecured pre-petition claims to the extent such claims are not paid in cash pursuant to authorization of the Metrocall Bankruptcy Court (as defined in Section 6.15(f)) during the Metrocall Bankruptcy Cases or pursuant to the Metrocall Prearranged Plan (as defined in Section 4.1(b)), (ii) that all Metrocall Common Stock, Metrocall Series A Preferred Stock and Metrocall Notes shall no longer be outstanding, shall be canceled and retired and shall cease to exist, and (iii) each certificate (each, an "OLD METROCALL CERTIFICATE") formerly representing any of such Metrocall Common Stock, Metrocall Series A Preferred Stock or Metrocall Notes (other than any Excluded Metrocall Security (defined below)) shall thereafter represent only the right, if any, to receive the New Common Stock and/or dividends on such stock in accordance with the Metrocall Prearranged Plan. Pursuant to Section 303 of the DGCL and the Metrocall Prearranged Plan, the Metrocall Shareholders shall have no statutory right of appraisal in connection with the Merger.

       "EXCLUDED METROCALL SECURITY" means any Metrocall Common Stock, Metrocall Series A Preferred Stock or Metrocall Notes held by Weblink or any wholly owned subsidiary of Weblink or Metrocall, or in the treasury of Metrocall.

       "METROCALL PREARRANGED PLAN" means the "prearranged" plan of reorganization for Metrocall and its Subsidiaries that (1) is prepared by Metrocall and its Subsidiaries in accordance with, and intended by Metrocall and its Subsidiaries to be confirmed under, the provisions of Chapter 11 of the Bankruptcy Code (including the confirmation requirements set forth in Section

1129 thereof), (2) consists of terms, conditions and provisions that are mutually acceptable to Metrocall and Weblink (it being understood and agreed that Weblink will not unreasonably withhold, condition or delay its consent to such prearranged plan or to any proposed amendments to provisions, including assumption of this Agreement by Metrocall, of the Metrocall Prearranged Plan except those that are or would be material and adverse to Weblink and/or the Surviving Corporation) and are not inconsistent with the terms, conditions and provisions of this Agreement, and (3) which contains terms intended to implement such prearranged plan and this Agreement and other terms which are not inconsistent with such prearranged plan and this Agreement, together with any and all changes, amendments or modifications to, or restatements of, such prearranged plan which with respect to material provisions have been agreed to by Metrocall and Weblink, without regard to whether such changes, amendments, modifications and restatements are made to the Metrocall Prearranged Plan.

                     (c) Cost Allocation. Notwithstanding any provision of this Agreement or this Section 4.1, the cost of synergies and business rationalization will be allocated between Metrocall and Weblink in the same proportion as the equity of the Surviving Corporation. Unsecured prepetition claims of a similar type will be treated similarly in the Weblink Prearranged Plan and the Metrocall Prearranged Plan.

              4.2    Exchange of Certificates.

                     (a) Exchange Procedures. Each holder of record of an Old Weblink Certificate or an Old Metrocall Certificate (each, a "CERTIFICATE") shall receive New Common Stock in accordance with the Weblink Prearranged Plan or the Metrocall Prearranged Plan, as the case may be, and this Section 4.2.

                     (b) Fractional Shares. Notwithstanding any other provision of this Agreement to the contrary, there shall be no entitlement to any certificates, scrip or cash payment for any fractional share of New Common Stock, with such New Common Stock being rounded to the nearest whole number.

                     (c) Termination of Exchange Period; Unclaimed Stock. Any shares of New Common Stock, and any portion of the dividends or other distributions with respect to the New Common Stock deposited by the Surviving Corporation with the Exchange Agent (including the proceeds of any investments thereof) that remain unclaimed by the holders of Certificates 180 days after the Effective Time shall be re-delivered to the Surviving Corporation and shall be registered in the name of the Surviving Corporation. Any property remaining unclaimed six months from the Effective Time shall become the property of the Surviving Corporation in accordance with Section 347(b) of the Bankruptcy Code. Notwithstanding the foregoing, none of Metrocall, Weblink, the Surviving Corporation, the Exchange Agent, nor any other Person shall be liable to any former holder of Certificates for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                     (d) Underwriters. Notwithstanding anything in this Agreement to the contrary, Certificates surrendered for exchange by any person who is an "underwriter" pursuant to Section 1145 of the Bankruptcy Code (as determined pursuant to Section 6.6) of Weblink or Metrocall shall not be exchanged until Metrocall has received a written agreement from such Person as provided in Section 6.6.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

              5.1 Representations and Warranties of Weblink. Except as set forth in the corresponding sections or subsections of the disclosure letter, dated as of the date of this Agreement, and delivered by Weblink to Metrocall (the "WEBLINK DISCLOSURE LETTER"), Weblink represents and warrants to Metrocall that:

                     (a) Organization, Good Standing and Qualification. Each of Weblink and its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted, and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except when the failure to be so qualified or in good standing, when taken together with all other such failures, is not reasonably likely to have a Material Adverse Effect on Weblink. Weblink has made available to Metrocall a complete and correct copy of its certificate of incorporation and bylaws, each as amended to date. Such certificate of incorporation and bylaws are in full force and effect.

       "PERSON" means any individual, corporation (including not for profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 5.1(d)(i)), or other entity of any kind or nature.

       "SUBSIDIARY" means, with respect to an Person, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or other ownership interests having by their terms ordinary voting power to elect at least a majority of the Board of Directors or other persons performing similar functions is directly or indirectly owned by such Person.

       "MATERIAL ADVERSE EFFECT" means, with respect to any Person, a material adverse effect on the business, assets (including licenses, franchises and other intangible assets), financial condition and results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that Material Adverse Effect shall exclude any effect resulting from, or related to, changes or developments involving: (1) change arising out of any proposed or adopted legislation, or any other proposal or enactment by any governmental, regulatory, or administrative authority; (2) general conditions applicable to the U.S. economy, including changes in interest rates; (3) conditions affecting the U.S. wireless telecommunications industry; (4) the commencement and conduct of the Bankruptcy Cases as referenced in and contemplated by this Agreement; (5) defaults under any Permits or contracts occasioned by the filing of the Bankruptcy Cases; and
(6) the usual and ordinary consequences of the filing by a debtor of bankruptcy cases contemplating a reorganization of the debtor's assets.

                     (b)    Capital Structure.

                            (i) The authorized capital stock of Weblink consists of 75,000,000 shares of Weblink Common Stock, with a par value of $0.0001, of which 46,517,472 shares of Weblink Common Stock were issued and 46,509,472 shares of Weblink Common Stock were outstanding and 8,000 shares of Weblink Common Stock were held in treasury at cost as of the close of business on January 31, 2001 and 10,000,000 shares of preferred stock. As of January 31, 2001, of the 46,509,472 shares of Weblink Common Stock outstanding, (1) 42,568,859 shares were designated Weblink Class A Common Stock, (2) 3,809,363 shares were designated Weblink Class B Common Stock, (3) zero shares were designated Weblink Class C Common Stock, and (4) 131,250 shares were designated Weblink Class D Common Stock. No shares of preferred stock are outstanding. All of the outstanding shares of Weblink Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. Other than Weblink Common Stock subject to issuance as set forth below, Weblink has not authorized, issued, or reserved for issuance any common stock, preferred stock, or other shares of capital stock as of the date of this Agreement.

                            (ii) In September 2000, Weblink issued a warrant for the purchase of 500,000 shares of Weblink Class A Common Stock at an exercise price of $9.60 per share. As of January 31, 2001, there were 7,656,345 shares of Weblink Common Stock that Weblink was obligated to issue pursuant to Weblink's stock plans, at weighted average exercise prices set forth in the Weblink Unaudited 2000 Financials (as defined in Section 5.1(e)), each of such plans is listed in Section 5.1(b) of the Weblink Disclosure Letter (collectively the "WEBLINK STOCK PLANS"), 399,740 shares of Weblink Common Stock that Weblink was obligated to issue pursuant to outstanding warrants having an expiration date of December 31, 2003 and an effective exercise price of $5.50 per share of Weblink Common Stock, and 206,748 shares of Weblink Common Stock that Weblink was obligated to issue pursuant to outstanding warrants having an expiration date of March 21, 2005 and an effective exercise price of $10.00 per share of Weblink Common Stock.

                            (iii) Each of the outstanding shares of capital stock or other securities of each of Weblink's Significant Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by Weblink or a direct or indirect wholly owned Subsidiary of Weblink.

       "SIGNIFICANT SUBSIDIARY" has, as to any Person, the meaning given it in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT").

                            (iv) Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of Weblink or any of its Significant Subsidiaries or any securities or obligations convertible or exchangeable into, or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Weblink or any of its Significant Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Weblink does not have outstanding any bonds, debentures, notes or other debt obligations, the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Weblink on any matter. No shares of Weblink Common Stock are held by a Subsidiary of Weblink.

                     (c) Corporate Authority; Approval. Subject only to the filing and confirmation of the Weblink Prearranged Plan and to the receipt of the Weblink Required Consents (as defined in Section 5.1(d)(i)), Weblink has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement to consummate the Merger. This Agreement has been duly executed and delivered by Weblink and is a valid and binding agreement of Weblink, enforceable against Weblink in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "BANKRUPTCY AND EQUITY EXCEPTION"). The Board of Directors of Weblink has unanimously approved and declared advisable this Agreement and the other transactions contemplated by this Agreement.

                     (d)    Government Filings; No Violations.

                            (i) Other than the filings, notices and/or approvals: (A) pursuant to Section 1.3, or, in connection with the Weblink Bankruptcy Cases, the Weblink Prearranged Plan and the Weblink Confirmation Order; (B) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), the Exchange Act, and the Securities Act of 1933, as amended (the "SECURITIES ACT"); (C) of the Federal Communications Commission (the "FCC") pursuant to the Communications Act of 1934, as amended (the "COMMUNICATIONS ACT"), or the rules, regulations, and policies of the FCC (the "FCC REGULATIONS"); (D) of any state public utility commissions or similar state regulatory bodies (each, a "PUC") identified in the Weblink Disclosure Letter pursuant to applicable state Laws (as defined in Section 5.1(i)(i)) regulating the paging or other telecommunications business (the "STATE LAWS"); (E) to comply with state securities or "blue-sky" laws; and (F) of any local, state or federal governmental authorities required for a change in ownership of transmission sites (all of such filings and/or notices being referred to as the "WEBLINK REQUIRED CONSENTS"), no notices, reports or other filings are required to be made by Weblink with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Weblink from, any governmental or regulatory authority, court, agency, commission, body or other governmental entity ("GOVERNMENTAL ENTITY"), in connection with the execution and delivery of this Agreement by Weblink and the consummation by Weblink of the Merger and the other transactions contemplated by this Agreement, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on Weblink or prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement.

       "GOVERNMENTAL REGULATIONS" mean the HSR Act, the Communications Act, the FCC Regulations, State Laws, and any other antitrust, competition, or telecommunications Law of the United States of America or any other nation, province, territory or jurisdiction that must be satisfied or complied with in order to consummate and make effective the Merger and the other transactions contemplated by this Agreement.

                            (ii) The execution, delivery and performance of this Agreement by Weblink does not, and the consummation by Weblink of the Merger and the other transactions contemplated by this Agreement will not constitute or result in: (A) a breach or violation of, or a default under, its certificate of incorporation or bylaws or the comparable governing instruments of any of its Significant Subsidiaries or any entity in which it has an equity interest of 20% or more (collectively, with Significant Subsidiaries, "SIGNIFICANT INVESTEES"); (B) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on its assets or the assets of any of its Significant Investees (with or without notice, lapse of time or both) pursuant to, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation ("CONTRACTS") binding upon it or any of its Significant Investees or any Law or governmental or non-governmental permit or license to which it or any of its Significant Investees is subject or is a party; or (C) give rise to a right of termination, cancellation or to a loss of any benefit to which Weblink or any of its Significant Investees is entitled under any Contracts to which Weblink or any of its Significant Investees is subject or is a party, except for such defaults, breaches, violations or accelerations as may result from the Weblink Bankruptcy Cases or the Weblink Prearranged Plan, and except, in the case of clauses (B) or (C) above for any breach, violation, default, acceleration, creation, right of termination, cancellation or loss that, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on it or prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement.

                     (e)    Reports; Financial Statements.

                            (i) Weblink has made available to Metrocall each registration statement, report, proxy statement or information statement prepared by Weblink since December 31, 1998, including without limitation its Annual Report on Form 10-K for the years ended December 31, 1998 and December 31, 1999 in the form (including exhibits, annexes and any amendments thereto) filed with the Securities and Exchange Commission (the "SEC") (collectively, the "WEBLINK FILED REPORTS" and; any such reports filed subsequent to the date of this Agreement, including its Annual Report on Form 10-K for the year ended December 31, 2000, the "WEBLINK REPORTS"). Weblink has also made available to Metrocall its unaudited financial statements for the year ended December 31, 2000 (the "WEBLINK UNAUDITED 2000 FINANCIALS").

                            (ii) As of their respective dates, the Weblink Filed Reports complied, as to form, with all applicable requirements under the Securities Act, the Exchange Act, and the rules and regulations thereunder, and (together with any amendments thereto filed prior to the date hereof) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in, or incorporated by reference into, the Weblink Filed Reports (including the related notes and schedules) fairly presents the consolidated financial position of Weblink and its Subsidiaries as of its date and each of the consolidated statements of operations, stockholders' equity, and of cash flows included in, or incorporated by reference into, the Weblink Filed Reports (including any related notes and schedules) fairly presents the consolidated results of operations, retained earnings and cash flows, as the case may be, of Weblink and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein. Weblink has made available to Metrocall all material correspondence since December 31, 1998 between it or its representatives, on the one hand, and the SEC, on the other hand. To the knowledge of the Weblink Knowledgeable Executives, as of the date of this Agreement, there are no pending or threatened SEC inquiries or investigations relating to it or any of the Weblink Filed Reports. To the knowledge of its executive officers identified in the corresponding section of the Weblink Disclosure Letter (the "WEBLINK KNOWLEDGEABLE EXECUTIVES") and except as disclosed in the Weblink Filed Reports or in filings by its security holders with the SEC, as of the date of this Agreement, no Person or "group" "beneficially owns" 5% or more of its outstanding voting securities, with the terms "beneficially owns" and "group" having the meanings ascribed to them under Rule 13d-3 and Rule 13d-5 under the Exchange Act.

                            (iii) The Weblink Reports will, when filed, comply
              as to form with all applicable requirements under the Securities Act, the Exchange Act and the rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets which will be included in, or incorporated by reference into, the Weblink Reports (including the related notes and schedules) will fairly present the consolidated financial position of Weblink and its Subsidiaries as of its date and each of the consolidated statements of operations, stockholders' equity, and of the cash flows which will be included in, or incorporated by reference into, the Weblink Reports (including the related notes and schedules) will fairly present the consolidated results of operations, retained earnings and cash flows, as the case may be, of Weblink and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

                            (iv) The financial statements included in Weblink's
              Annual Report on Form 10-K for the year ended December 31, 2000 will, when filed, be identical in all material respects to the Weblink Unaudited 2000 Financials.

                     (f) Absence of Certain Changes. Except as disclosed in the Weblink Filed Reports or as expressly contemplated by this Agreement or except as is not prohibited after the date hereof by Section 6.1 (or as otherwise permitted by Section 6.1), since December 31, 2000 (the "AUDIT DATE"), Weblink and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary course of such businesses and there has not been: (i) any change in the business, assets (including licenses, franchises and other intangible assets), financial condition and results of operations of Weblink and its Subsidiaries, except those changes that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on Weblink; (ii) any damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by Weblink or any of its Subsidiaries, whether or not covered by insurance, which damage, destruction or loss is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Weblink; (iii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock; or (iv) any change by Weblink in accounting principles, practices or methods, except as required by GAAP. Since the Audit Date, except as provided for in this Agreement, in the Weblink Disclosure Letter, or as disclosed in the Weblink Filed Reports, there has not been any increase in the salary, wage, bonus, grants, awards, benefits or other compensation payable or that could become payable by Weblink or any of its respective Subsidiaries, to directors, officers or key employees as identified in the corresponding section of the Weblink Disclosure Letter or any amendment of any of Weblink's Compensation and Benefit Plans (as defined in Section 5.1(h)(i)), other than increases or amendments in the ordinary course of its business (which may include normal periodic performance reviews and related compensation and benefit increases and the provision of new individual compensation and benefits for promoted or newly hired officers and employees on terms consistent with past practice).

                     (g) Litigation and Liabilities. Except as disclosed in the Weblink Filed Reports, as of the date hereof, there are no: (1) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the Weblink Knowledgeable Executives, threatened against Weblink or any of its Subsidiaries; or (2) obligations or liabilities, whether or not accrued, contingent or otherwise, and whether or not required to be disclosed, except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Weblink or prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement.

                     (h)    Employee Benefits.

                            (i) Neither Weblink nor any of its respective ERISA Affiliates (as defined below) maintains, is a party to, participates in, or has any liability or contingent liability with respect to, any employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, change-of-control, stock purchase, restricted stock, stock option, employment, consulting, termination, severance, compensation, medical, health or fringe benefit plan, or other plan, program, agreement, policy or arrangement for any of its agents, consultants, employees, directors, former employees or former directors and/or any of its respective ERISA Affiliates which does not constitute an employee benefit plan under ERISA (which employee benefit plans and other plans, programs, agreements, policies and arrangements are collectively referred to as the "COMPENSATION AND BENEFIT PLANS"). A true and correct copy of each Compensation and Benefit Plan of Weblink which has been reduced to writing and, to the extent applicable, copies of the most recent annual report, actuarial report, accountant's opinion of the plan's financial statements, summary plan description and Internal Revenue Service determination letter with respect to all Compensation and Benefit Plans of Weblink and any trust agreements or insurance contracts forming a part of such Compensation and Benefit Plans has been made available by Weblink to Metrocall prior to the date of this Agreement. In the case of any Compensation and Benefit Plan of Weblink which is not in written form, Weblink has supplied to Metrocall an accurate description of such Compensation and Benefit Plan as in effect on the date of this Agreement.

       "ERISA AFFILIATE" means any corporation or trade or business which, together with a Person, is a member of a controlled group of Persons or a group of trades or businesses under common control with such Person, within the meaning of Sections 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "CODE").

                            (ii)   All Compensation and Benefit Plans of
              Weblink, other than a multiemployer plan (as defined in Section 3(37) of ERISA), are in substantial compliance with all requirements of applicable law, including the Code and ERISA and no event has occurred which will or could cause any such Compensation and Benefit Plan to fail to comply with such requirements and no notice has been issued by any governmental authority questioning or challenging such compliance. There have been no acts or omissions by Weblink or any of its respective ERISA Affiliates, which have given rise to or may give rise to material fines, penalties, taxes or related charges under Section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which Weblink or any of its respective ERISA Affiliates may be liable. Each of the Compensation and Benefit Plans of Weblink that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA, other than a multiemployer plan (each a "PENSION PLAN"), and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS") which covers all changes in law for which the remedial amendment period (within the meaning of Section 401(b) of the Code and applicable regulations) has expired and neither Weblink, nor any of its respective ERISA Affiliates is aware of any circumstances reasonably likely to result in revocation of any such favorable determination letter. There is no pending or, to the knowledge of the Weblink Knowledgeable Executives, threatened material litigation relating to its Compensation and Benefit Plans of Weblink. Neither Weblink, nor any of its respective ERISA Affiliates, has engaged in a transaction with respect to any of the Compensation and Benefit Plans of Weblink that, assuming the taxable period of such transaction expired as of the date of this Agreement, would subject it or any of the ERISA Affiliates to a material tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

                            (iii)  As of the date of this Agreement, no
              liability under Title IV of ERISA (other than the payment of prospective premium amounts to the Pension Benefit Guaranty Corporation in the normal course) has been or is expected to be incurred by Weblink or any of its respective ERISA Affiliates with respect to any Compensation and Benefit Plan of Weblink. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plans within the 12-month period ending on the date of this Agreement or will be required to be filed in connection with the transactions contemplated by this Agreement.

                            (iv) All contributions required to be made under the terms of any of the Compensation and Benefit Plans of Weblink as of the date of this Agreement have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Weblink Reports prior to the date of this Agreement. None of the Pension Plans has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither Weblink, nor any of its respective ERISA Affiliates has provided, or is required to provide, security to any Pension Plans pursuant to Section 401(a)(29) of the Code or to the PBGC pursuant to Title IV or ERISA.

                            (v) Under each of the Pension Plans as of the last day of the most recent plan year ended prior to the date of this Agreement, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material change in the financial condition of such Pension Plan since the last day of the most recent plan year.

                            (vi) Neither Weblink, nor any of its respective ERISA Affiliates, have any obligations for post-termination health and life benefits under any of the Compensation and Benefit Plans of Weblink, except as set forth in the Weblink Reports filed prior to the date of this Agreement or as required by applicable law.

                            (vii) The consummation of the Merger (or the approval thereof by the Weblink stockholders) and the other transactions contemplated by this Agreement, will not (except as may result from, or be contemplated or authorized by, any order of the Weblink Bankruptcy Court or the Weblink Prearranged Plan): (x) entitle any of Weblink employees or directors or any employees of any of its ERISA Affiliates, as applicable, to severance pay, directly or indirectly, upon termination of employment or otherwise; (y) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any of the Compensation and Benefit Plans of Weblink; or (z) result in any breach or violation of, or a default under, any of the Compensation and Benefit Plans of Weblink.

                            (viii) None of the Compensation and Benefit Plans of
              Weblink is a multiemployer plan and neither Weblink, nor any of its respective ERISA Affiliates, have contributed or been obligated to contribute to a multiemployer plan at any time.

                     (i)    Compliance with Laws.

                            (i) Except as set forth in the Weblink Filed Reports, the businesses of each of Weblink and its Subsidiaries have not since January 1, 1998 been, and are not being, conducted in violation of any law, statute, ordinance, regulation, judgment, order, decree, injunction, arbitration award, license, authorization, opinion, agency requirement or permit of any Governmental Entity or common law (collectively, "LAWS"), except for violations or possible violations that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on Weblink or prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement. Except as set forth in the Weblink Filed Reports, no investigation or review by any Governmental Entity with respect to Weblink or any of its Subsidiaries is pending or, to the knowledge of the Weblink Knowledgeable Executives, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on Weblink or prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement. To the knowledge of the Weblink Knowledgeable Executives, no material change is required in Weblink or any of its Subsidiaries' processes, properties or procedures in connection with any such Laws, and it has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date of this Agreement, except for such changes and noncompliance that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on Weblink or prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement.

                            (ii) Each of Weblink and its Subsidiaries has all Permits (collectively, the "WEBLINK PERMITS"), necessary to conduct its business as presently conducted, except for those the absence of which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on Weblink or prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement.

       "PERMITS" means all permits, licenses, franchises, variances, exemptions, orders, operating rights and other governmental authorizations, consents and approvals.

                     (j) Takeover Statutes; Charter and Bylaw Provisions. The Weblink Board of Directors has taken all appropriate and necessary actions to exempt the Merger, this Agreement and the other transactions contemplated hereby from the restrictions of Section 203 of the DGCL. No other "control share acquisition," "fair price," "moratorium" or other anti-takeover laws or regulations enacted under United States state or federal laws (each, a "TAKEOVER STATUTE") apply to the Merger, this Agreement, or any of the other transactions contemplated hereby.

                     (k) Taxes. Weblink and each of its Subsidiaries have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects. Weblink and each of its Subsidiaries
       (i) have paid all Taxes and estimated Taxes (including all amounts shown to be due on all filed Tax Returns) that they are required to pay or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all Taxes through the end of the last period for which Weblink and its Subsidiaries ordinarily record items on their respective books, and (ii) have withheld or collected all federal, state and local income Taxes, FICA, FUTA and other Taxes, including, without limitation, similar foreign Taxes, required to be withheld from amounts owing to any employee, creditor, or third party, and to the extent required, have paid such amounts to the proper governmental authority. As of the date of this Agreement, there are no audits, examinations, investigations or other proceedings pending or threatened in writing, with respect to Taxes or Tax matters of Weblink or any of its Subsidiaries. There are no claims or outstanding proposed or assessed deficiencies concerning Weblink's or any of its Subsidiaries' Tax liability which have not been settled or otherwise resolved. Neither Weblink nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes in excess of the amounts accrued with respect to such Taxes that are reflected in the financial statements included in the Weblink Reports. Neither Weblink nor any of its Subsidiaries has executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any Tax. There are no Tax liens (other than liens for current Taxes not yet due and payable) upon Weblink's assets or the assets of any of its Subsidiaries. Except as set forth on Section 5.1(k) of the Weblink Disclosure Letter, there is no "Section 382 limitation," as defined in Section 382(b) of the Code, currently applicable to Weblink's or its Subsidiaries' net operating loss, investment credit, or other tax attribute carryforwards. Neither Weblink nor any of its Subsidiaries: (A) is a party to any Tax sharing agreement; or (B) is liable for the Tax obligations of any person other than Weblink or its Subsidiaries. None of Weblink or any of its Subsidiaries will be required to include any item of income in any taxable period (or portion thereof) ending after the Closing Date as a result of a change in a method of accounting for a taxable period ending on or prior to the Closing Date. Weblink has delivered or made available to Metrocall true and complete copies of all federal income Tax Returns of Weblink and each of its Subsidiaries for all periods ending on or after January 1, 1997.

       "TAX" (including, with correlative meaning, the terms "TAXES," and "TAXABLE") includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties, charges, fees, or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest with respect to such penalties and additions.

       "TAX RETURN" includes all federal, state, local and foreign returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a governmental authority relating to Taxes.

                     (l) Labor Matters. Neither Weblink nor any of its Subsidiaries is the subject of any material proceeding asserting that Weblink or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel Weblink to bargain with any labor union or labor organization, nor is there pending or, to the knowledge of the Weblink Knowledgeable Executives, threatened, nor has there been for the past five years, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Weblink or any of its Subsidiaries, except in each case as is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on Weblink. None of the employees of Weblink or any of its Subsidiaries is subject to a collective bargaining agreement, no collective bargaining agreement is being negotiated, and no attempt is being made as of the date hereof or during the past three (3) years has been made to organize any of its employees to form or enter into any labor union or similar organization.

                     (m) Environmental Matters. Except as disclosed in the Weblink Filed Reports and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on Weblink: (i) to the knowledge of the Weblink Knowledgeable Executives, each of Weblink and its Subsidiaries has complied with, and is in compliance with, all applicable Environmental Laws and each Permit required under Environmental Laws; (ii) to the knowledge of the Weblink

       Knowledgeable Executives, the properties currently owned or operated by Weblink or any of its Subsidiaries (including soils, groundwater, surface water, buildings, or other structures) do not contain any Hazardous Substances; (iii) to the knowledge of the Weblink Knowledgeable Executives, the properties formerly owned or operated by Weblink or any of its Subsidiaries did not contain any Hazardous Substances during the period of ownership or operation by it or any of its Subsidiaries; (iv) neither Weblink nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither Weblink nor any of its Subsidiaries has been associated with any release or threat of release of any Hazardous Substance which could result in liability to Weblink or to any of its Subsidiaries; (vi) neither Weblink nor any of its Subsidiary has received any notice, demand, letter, claim, or request for information alleging that Weblink or any of its Subsidiaries may be in violation of or liable under any Environmental Law; (vii) neither Weblink nor any of its Subsidiaries is subject to any orders, decrees, injunctions, or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (viii) to the knowledge of the Weblink Knowledgeable Executives, there are no circumstances or conditions involving Weblink or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs, or restrictions on the ownership, use, or transfer of any of Weblink's properties pursuant to any Environmental Law.

       "ENVIRONMENTAL LAW" means any Law relating to: (A) the protection, investigation or restoration of the environment, health, safety, or natural resources; (B) the handling, use, presence, disposal, release, or threatened release of any Hazardous Substance; or (C) noise, odor, wetlands, pollution, contamination, or any injury or threat of injury to persons or property or notifications to Government Entities or the public in connection with any Hazardous Substance.

       "HAZARDOUS SUBSTANCE" means any substance that is listed, classified, or regulated pursuant to any Environmental Law, including any petroleum product or by-product, asbestos- containing material, lead-containing paint or plumbing, polychlorinated biphenyls, electromagnetic fields, microwave transmission, radioactive materials, or radon.

       Except as set forth in this Section 5.1(m) and Section 5.1(d) above, no representations or warranties are being made hereunder by Weblink or any of its Subsidiaries with respect to environmental matters.

                     (n) Brokers and Finders. Neither Weblink nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Merger or the other transactions contemplated in this Agreement, except that Weblink has employed the persons identified on Schedule 5.1(n) as its financial advisors, the arrangements with which have been disclosed to Metrocall prior to the date of this Agreement. The fees

       (excluding expenses) payable to all brokers and finders employed by Weblink shall not exceed the amount set forth on Schedule 5.1(n).

                     (o) FCC Licenses. Each of Weblink and its respective Subsidiaries is the authorized and legal holder of, or otherwise has all rights to, all Permits issued under or pursuant to the Communications Act, the FCC Regulations, and State Laws which are necessary for the operation of their respective businesses as presently operated, except as would not, individually or in aggregate, have a Materially Adverse Effect on Weblink. All such Permits and licenses are validly issued and in full force and effect, except as would not, individually or in the aggregate, have a Material Adverse Effect on Weblink. Each of Weblink and its respective Subsidiaries is in compliance in all respects with the terms and conditions of each such Permit and with all applicable Governmental Regulations, except where the failure to be in compliance would not have a Material Adverse Effect on Weblink. There is not pending, and to the knowledge of the Weblink Knowledgeable Executives, any threatened, action by or before the FCC or any governmental or regulatory authority to revoke, suspend, cancel, rescind, or modify in any material respect any of Weblink's Permits rights under the Communications Act, the FCC Regulations or State Laws. Weblink has made all regulatory filings required, and paid all fees and assessments imposed, by any Governmental Entity, and all such filings and the calculation of such fees, are accurate in all material respects, except where the failure to make such filing or pay such fees or assessments would not have a Material Adverse Effect on Weblink.

                     (p) Contracts. The Weblink Disclosure Letter sets forth a correct and complete list of each material distribution or alliance Contract to which it or any of its Significant Investees is a party. The Weblink Disclosure Letter accurately summarizes the remaining duration of each such Contract and any renewal rights possessed by Weblink or any of its Significant Investees thereunder. As of the date hereof, Weblink is not in breach of any of its material obligations under the Contracts listed in Section 5.1(p) of the Weblink Disclosure Letter (other than any such breach by virtue of or as a result of Weblink's insolvency).

              5.2 Representations and Warranties of Metrocall. Except as set forth in the corresponding sections or subsections of the disclosure letter, dated as of the date of this Agreement, and delivered by Metrocall to Weblink (the "METROCALL DISCLOSURE LETTER"), Metrocall represents and warrants to Weblink that:

                     (a) Organization, Good Standing and Qualification. Each of Metrocall and its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted, and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except when the failure to be so qualified or in good standing, when taken together with all other such failures, is not reasonably likely to have a Material Adverse Effect (as defined below) on Metrocall. Metrocall has made available to Weblink a complete and correct copy of its certificate of incorporation and bylaws, each as amended to date. Such certificate of incorporation and bylaws are in full force and effect.

                     (b)    Capital Structure.

                            (i) The authorized capital stock of Metrocall consists of (A) 200,000,000 shares of Metrocall Common Stock, of which 89,975,772 shares were issued and outstanding and no shares were held in treasury as of the close of business on March 29, 2001, and (B) 1,000,000 shares of preferred stock, of which (1) 810,000 shares are designated Metrocall Series A Convertible Preferred Stock, of which 247,149 shares were issued and outstanding as of the close of business on March 29, 2001, and (2) 100,000 of which are designated as Series E Junior Participating Preferred Stock, none of which are issued or outstanding. All of the outstanding shares of Metrocall Common Stock and Metrocall Preferred Shares have been duly authorized and are validly issued, fully paid and nonassessable. Other than Metrocall Common Stock subject to issuance as set forth below, and Metrocall Preferred Shares, Metrocall has not authorized, issued, or reserved for issuance any common stock, preferred stock, or other shares of capital stock as of the date of this Agreement.

                            (ii) As of March 29, 2001, there were 10,010,014 shares of Metrocall Common Stock that Metrocall was obligated to issue pursuant to Metrocall's stock plans, at a weighted average exercise price of $4.36 per share of Metrocall Common Stock, each of such plans is listed in Section 5.2(b)(ii) of the Metrocall Disclosure Letter (collectively the "METROCALL STOCK PLANS"), and 1,853,100 shares of Metrocall Common Stock that Metrocall was obligated to issue pursuant to outstanding warrants having an expiration date of November 15, 2001 and an effective exercise price of $2.74 per share of Metrocall Common Stock.

                            (iii) Each of the outstanding shares of capital stock or other securities of each of Metrocall's Significant Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by Metrocall or a direct or indirect wholly owned Subsidiary of Metrocall.

                            (iv) Except as set forth above and except pursuant to the Metrocall Preferred Stock, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of Metrocall or any of its Significant Subsidiaries or any securities or obligations convertible or exchangeable into, or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Metrocall or any of its Significant Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Metrocall does not have outstanding any bonds, debentures, notes or other debt obligations, the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Metrocall on any matter. No shares of Metrocall Common Stock or Metrocall Preferred Stock are held by a Subsidiary of Metrocall.

                     (c) Corporate Authority; Approval. Subject only to the filing and confirmation of the Metrocall Prearranged Plan and to the receipt of Metrocall Required Consents (as defined in Section 5.2(d)(i)), Metrocall has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement to consummate the Merger. This Agreement has been duly executed and delivered by Metrocall and is a valid and binding agreement of Metrocall, enforceable against Metrocall in accordance with its terms, except as enforcement may be limited by the Bankruptcy and Equity Exception. The Board of Directors of Metrocall has unanimously approved and declared advisable this Agreement and the other transactions contemplated by this Agreement.

                     (d)    Government Filings; No Violations.

                            (i) Other than the filings, notices and/or approvals: (A) pursuant to Section 1.3, or, in connection with the Metrocall Bankruptcy Cases and the Metrocall Prearranged Plan, the Metrocall Confirmation Order; (B) under the HSR Act, the Exchange Act, and the Securities Act; (C) of the FCC pursuant to the Communications Act, or the FCC Regulations; (D) of any PUC identified in the Metrocall Disclosure Letter pursuant to applicable State Laws; (E) to comply with state securities or "blue-sky" laws; and (F) of any local, state or federal governmental authorities required for a change in ownership of transmission sites (all of such filings and/or notices being referred to as the "METROCALL REQUIRED CONSENTS"), no notices, reports or other filings are required to be made by Metrocall with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Metrocall from, any Governmental Entity, in connection with the execution and delivery of this Agreement by Metrocall and the consummation by Metrocall of the Merger and the other transactions contemplated by this Agreement, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it or prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement.

                            (ii) The execution, delivery and performance of this Agreement by Metrocall does not, and the consummation by Metrocall of the Merger and the other transactions contemplated by this Agreement will not, constitute or result in: (A) a breach or violation of, or a default under, its certificate of incorporation or bylaws or the comparable governing instruments of any of its Significant Investees; (B) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on its assets or the assets of any of its Significant Investees (with or without notice, lapse of time or both) pursuant to, any Contracts binding upon it or any of its Significant Investees or any Law or governmental or non-governmental permit or license to which it or any of its Significant Investees is subject or is a party; or (C) give rise to a right of termination, cancellation or to a loss of any benefit to which Metrocall or any of its Significant Investees is entitled under any Contracts to which Metrocall or any of its Significant Investees is subject or is a party, except for such defaults, breaches, violations or accelerations as may result from the Metrocall Bankruptcy Cases or the Metrocall Prearranged Plan, and except, in the case of clauses (B) or (C) above for any breach, violation, default, acceleration, creation, right of termination, cancellation or loss that, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on it or prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement.

                     (e)    Reports; Financial Statements.

                            (i) Metrocall has made available to Weblink each registration statement, report, proxy statement or information statement prepared by Metrocall since December 31, 1998, including without limitation its Annual Report on Form 10-K for the years ended December 31, 1998 and December 31, 1999 in the form (including exhibits, annexes and any amendments thereto) filed with the SEC (collectively, the "METROCALL FILED REPORTS" and; any such reports filed subsequent to the date of this Agreement, including its Annual Report on Form 10-K for the year ended December 31, 2000, the "METROCALL REPORTS"). Metrocall has also made available to Weblink its unaudited financial statements for the year ended December 31, 2000 (the "METROCALL UNAUDITED 2000 FINANCIALS").

                            (ii) As of their respective dates, the Metrocall Filed Reports complied, as to form, with all applicable requirements under the Securities Act, the Exchange Act, and the rules and regulations thereunder, and (together with any amendments thereto filed prior to the date hereof) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in, or incorporated by reference into, the Metrocall Filed Reports (including the related notes and schedules) fairly presents the consolidated financial position of Metrocall and its Subsidiaries as of its date and each of the consolidated statements of operations, stockholders' equity, and of cash flows included in, or incorporated by reference into, the Metrocall Filed Reports (including any related notes and schedules) fairly presents the consolidated results of operations, retained earnings and cash flows, as the case may be, of Metrocall and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein. Metrocall has made available to Weblink all material correspondence since December 31, 1998 between it or its representatives, on the one hand, and the SEC, on the other hand. To the knowledge of the Metrocall Knowledgeable Executives, as of the date of this Agreement, there are no pending or threatened SEC inquiries or investigations relating to it or any of the Metrocall Filed Reports. To the knowledge of its executive officers identified in the corresponding section of the Metrocall Disclosure Letter (the "METROCALL KNOWLEDGEABLE EXECUTIVES") and except as disclosed in the Metrocall Filed Reports or in filings by its security holders with the SEC, as of the date of this Agreement, no Person or "group" "beneficially owns" 5% or more of its outstanding voting securities, with the terms "beneficially owns" and "group" having the meanings ascribed to them under Rule 13d-3 and Rule 13d-5 under the Exchange Act.

                            (iii) The Metrocall Reports will, when filed, comply as to form, with all applicable requirements under the Securities Act, the Exchange Act, and the rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets which will be included in, or incorporated by reference into, the Metrocall Reports (including the related notes and schedules) will fairly present the consolidated financial position of Metrocall and its Subsidiaries as of its date and each of the consolidated statements of operations, stockholders' equity, and of the cash flows which will be included in, or incorporated by reference into, the Metrocall Reports (including the related notes and schedules) will fairly present the consolidated results of operations, retained earnings and cash flows, as the case may be, of Metrocall and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

                            (iv)   The financial statements included in
              Metrocall's Annual Report on Form 10-K for the year ended December 31, 2000 will, when filed, be identical in all material respects to the Metrocall Unaudited 2000 Financials.

                     (f) Absence of Certain Changes. Except as disclosed in the Metrocall Filed Reports or as expressly contemplated by this Agreement or except as is not prohibited after the date hereof by Section
       6.1 (or as otherwise permitted by Section 6.1), since the Audit Date, Metrocall and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary course of such businesses and there has not been: (i) any change in the business, assets (including licenses, franchises and other intangible assets), financial condition and results of operations of Metrocall and its Subsidiaries, except those changes that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on Metrocall; (ii) any damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by Metrocall or any of its Subsidiaries, whether or not covered by insurance, which damage, destruction or loss is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Metrocall; (iii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock; or
       (iv) any change by Metrocall in accounting principles, practices or methods, except as required by GAAP. Since the Audit Date, except as provided for in this Agreement, in the Metrocall Disclosure Letter, or as disclosed in the Metrocall Filed Reports, there has not been any increase in the salary, wage, bonus, grants, awards, benefits or other compensation payable or that could become payable by Metrocall or any of its respective Subsidiaries, to directors, officers or key employees as identified in the corresponding section of the Metrocall Disclosure Letter or any amendment of any of Metrocall's Compensation and Benefit Plans, other than increases or amendments in the ordinary course of its business (which may include normal periodic performance reviews and related compensation and benefit increases and the provision of new individual compensation and benefits for promoted or newly hired officers and employees on terms consistent with past practice).

                     (g) Litigation and Liabilities. Except as disclosed in the Metrocall Filed Reports, as of the date hereof, there are no: (1) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the Metrocall Knowledgeable Executives, threatened against Metrocall or any of its Subsidiaries; or (2) obligations or liabilities, whether or not accrued, contingent or otherwise, and whether or not required to be disclosed except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Metrocall or prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement.

                     (h)    Employee Benefits.

                            (i) Neither Metrocall nor any of its respective ERISA Affiliates maintains, is a party to, participates in, or has any liability or contingent liability with respect to, any Compensation and Benefit Plan. A true and correct copy of each Compensation and Benefit Plan of Metrocall which has been reduced to writing and, to the extent applicable, copies of the most recent annual report, actuarial report, accountant's opinion of the plan's financial statements, summary plan description and Internal Revenue Service determination letter with respect to any Compensation and Benefit Plans of Metrocall and any trust agreements or insurance contracts forming a part of such Compensation and Benefit Plans has been made available by Metrocall to Weblink prior to the date of this Agreement. In the case of any Compensation and Benefit Plan of Metrocall which is not in written form, Metrocall has supplied to Weblink an accurate description of such Compensation and Benefit Plan as in effect on the date of this Agreement.

                            (ii)   All Compensation and Benefit Plans of
              Metrocall, other than a multiemployer plan (as defined in Section 3(37) of ERISA), are in substantial compliance with all requirements of applicable law, including the Code and ERISA and no event has occurred which will or could cause any such Compensation and Benefit Plan to fail to comply with such requirements and no notice has been issued by any governmental authority questioning or challenging such compliance. There have been no acts or omissions by Metrocall or any of its respective ERISA Affiliates, which have given rise to or may give rise to material fines, penalties, taxes or related charges under Section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which Metrocall or any of its respective ERISA Affiliates may be liable. Each of the Compensation and Benefit Plans of Metrocall that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA, other than a multiemployer plan (each a "PENSION PLAN"), and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS which covers all changes in law for which the remedial amendment period (within the meaning of Section 401(b) of the Code and applicable regulations) has expired and neither Metrocall, nor any of its respective ERISA Affiliates is aware of any circumstances reasonably likely to result in revocation of any such favorable determination letter. There is no pending or, to the knowledge of the Metrocall Knowledgeable Executives, threatened material litigation relating to its Compensation and Benefit Plans. Neither Metrocall, nor any of its respective ERISA Affiliates, has engaged in a transaction with respect to any of the Compensation and Benefit Plans of Metrocall that, assuming the taxable period of such transaction expired as of the date of this Agreement, would subject it or any of the ERISA Affiliates to a material tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

                            (iii)  As of the date of this Agreement, no
              liability under Title IV of ERISA (other than the payment of prospective premium amounts to the Pension Benefit Guaranty Corporation in the normal course) has been or is expected to be incurred by Metrocall or any of its respective ERISA Affiliates with respect to any Compensation and Benefit Plan of Metrocall. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plans within the 12-month period ending on the date of this Agreement or will be required to be filed in connection with the transactions contemplated by this Agreement.

                            (iv) All contributions required to be made under the terms of all of the Compensation and Benefit Plans of Metrocall as of the date of this Agreement have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Metrocall Reports prior to the date of this Agreement. None of the Pension Plans has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither Metrocall, nor any of its respective ERISA Affiliates has provided, or is required to provide, security to any Pension Plans pursuant to Section 401(a)(29) of the Code or to the PBGC pursuant to Title IV or ERISA.

                            (v) Under each of the Pension Plans as of the last day of the most recent plan year ended prior to the date of this Agreement, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material change in the financial condition of such Pension Plan since the last day of the most recent plan year.

                            (vi) Neither Metrocall, nor any of its respective ERISA Affiliates, have any obligations for post-termination health and life benefits under any of the Compensation and Benefit Plans of Metrocall, except as set forth in the Metrocall Reports filed prior to the date of this Agreement or as required by applicable law.

                            (vii) The consummation of the Merger (or the approval thereof by the Metrocall stockholders) and the other transactions contemplated by this Agreement, will not (except as may result from, or be contemplated or authorized by, any order of the Metrocall Bankruptcy Court or the Metrocall Prearranged Plan): (x) entitle any of Metrocall employees or directors or any employees of any of its ERISA Affiliates, as applicable, to severance pay, directly or indirectly, upon termination of employment or otherwise; (y) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any of the Compensation and Benefit Plans of Metrocall; or (z) result in any breach or violation of, or a default under, any of the Compensation and Benefit Plans of Metrocall.

                            (viii) None of the Compensation and Benefit Plans of
              Metrocall is a multiemployer plan and neither Metrocall, nor any of its respective ERISA Affiliates, have contributed or been obligated to contribute to a multiemployer plan at any time.

                     (i)    Compliance with Laws.

                            (i) Except as set forth in the Metrocall Filed Reports, the businesses of each of Metrocall and its Subsidiaries have not since January 1, 1998 been, and are not being, conducted in violation of any Laws, except for violations or possible violations that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on Metrocall or prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement. Except as set forth in the Metrocall Filed Reports, no investigation or review by any Governmental Entity with respect to Metrocall or any of its Subsidiaries is pending or, to the knowledge of the Metrocall Knowledgeable Executives, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on Metrocall or prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement. To the knowledge of the Metrocall Knowledgeable Executives, no material change is required in Metrocall or any of its Subsidiaries' processes, properties or procedures in connection with any such Laws, and it has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date of this Agreement, except for such changes and noncompliance that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on Metrocall or prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement.

                            (ii) Each of Weblink and its Subsidiaries has all Permits (collectively, the "METROCALL PERMITS"), necessary to conduct its business as presently conducted, except for those the absence of which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on Metrocall or prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement.

                     (j) Takeover Statutes; Charter and Bylaw Provisions. The Metrocall Board of Directors has taken all appropriate and necessary actions to exempt the Merger, this Agreement and the other transactions contemplated hereby from the restrictions of Section 203 of the DGCL. No other Takeover Statute applies to the Merger, this Agreement, or any of the other transactions contemplated. Metrocall and the Metrocall Board of Directors have taken all appropriate and necessary actions to (i) render the Metrocall Rights Agreement inapplicable to the Merger and the other transactions contemplated by this Agreement, (ii) provide that (1) Metrocall shall not be deemed an Acquiring Person (as defined in the Metrocall Rights Agreement) as a result of this Agreement or the transactions contemplated hereby and thereby, (2) no Distribution Date (as defined in the Metrocall Rights Agreement) shall be deemed to have occurred as a result of this Agreement or the transactions contemplated hereby and (3) the rights issuable pursuant to the Metrocall Rights Agreement will not separate from the shares of Metrocall Common Stock, as a result of the approval, execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, and (iii) render any anti-takeover or other provision contained in the certificate of incorporation or by-laws of Metrocall inapplicable to the Merger, this Agreement and the other transactions contemplated hereby.

       "METROCALL RIGHTS AGREEMENT" means the Rights Agreement, dated as of February 25, 2000, between Metrocall and the First Chicago Trust Agreement of New York, as Rights Agent.

                     (k) Taxes. Metrocall and each of its Subsidiaries have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects. Metrocall and each of its Subsidiaries
       (i) have paid all Taxes and estimated Taxes (including all amounts shown to be due on all filed Tax Returns) that they are required to pay or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all Taxes through the end of the last period for which Metrocall and its Subsidiaries ordinarily record items on their respective books, and (ii) have withheld or collected all federal, state and local income Taxes, FICA, FUTA and other Taxes, including, without limitation, similar foreign Taxes, required to be withheld from amounts owing to any employee, creditor, or third party, and to the extent required, have paid such amounts to the proper governmental authority. As of the date of this Agreement, there are no audits, examinations, investigations or other proceedings pending or threatened in writing, with respect to Taxes or Tax matters of Metrocall or any of its Subsidiaries. There are no claims or outstanding proposed or assessed deficiencies concerning Metrocall's or any of its Subsidiaries' Tax liability which have not been settled or otherwise resolved. Neither Metrocall nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes in excess of the amounts accrued with respect to such Taxes that are reflected in the financial statements included in the Metrocall Reports. Neither Metrocall nor any of its Subsidiaries has executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any Tax. There are no Tax liens (other than liens for current Taxes not yet due and payable) upon Metrocall's assets or the assets of any of its Subsidiaries. Except as set forth on Section 5.2(k) of the Metrocall Disclosure Letter, there is no "Section 382 limitation," as defined in
       Section 382(b) of the Code, currently applicable to Metrocall's or its Subsidiaries' net operating loss, investment credit, or other tax attribute carryforwards. Neither Metrocall nor any of its Subsidiaries:
       (A) is a party to any Tax sharing agreement; or (B) is liable for the Tax obligations of any person other than Metrocall or its Subsidiaries. None of Metrocall or any of its Subsidiaries will be required to include any item of income in any taxable period (or portion thereof) ending after the Closing Date as a result of a change in a method of accounting for a taxable period ending on or prior to the Closing Date. Metrocall has delivered or made available to Weblink true and complete copies of all federal income Tax Returns of Metrocall and each of its Subsidiaries for all periods ending on or after January 1, 1997.

                     (l) Labor Matters. Neither Metrocall nor any of its Subsidiaries is the subject of any material proceeding asserting that Metrocall or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel Metrocall to bargain with any labor union or labor organization, nor is there pending or, to the knowledge of the Metrocall Knowledgeable Executives, threatened, nor has there been for the past five years, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Metrocall or any of its Subsidiaries, except in each case as is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on Metrocall. None of the employees of Metrocall or any of its Subsidiaries is subject to a collective bargaining agreement, no collective bargaining agreement is being negotiated, and no attempt is being made as of the date hereof or during the past three (3) years has been made to organize any of its employees to form or enter into any labor union or similar organization.

                     (m) Environmental Matters. Except as disclosed in the Metrocall Filed Reports and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on Metrocall: (i) to the knowledge of the Metrocall Knowledgeable Executives, each of Metrocall and its Subsidiaries has complied with, and is in compliance with, all applicable Environmental Laws and each Permit required under Environmental Laws; (ii) to the knowledge of the Metrocall Knowledgeable Executives, the properties currently owned or operated by Metrocall or any of its Subsidiaries (including soils, groundwater, surface water, buildings, or other structures) do not contain any Hazardous Substances; (iii) to the knowledge of the Metrocall Knowledgeable Executives, the properties formerly owned or operated by

       Metrocall or any of its Subsidiaries did not contain any Hazardous Substances during the period of ownership or operation by it or any of its Subsidiaries; (iv) neither Metrocall nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither Metrocall nor any of its Subsidiaries has been associated with any release or threat of release of any Hazardous Substance which could result in liability to Metrocall or to any of its Subsidiaries; (vi) neither Metrocall nor any Subsidiary has received any notice, demand, letter, claim, or request for information alleging that Metrocall or any of its Subsidiaries may be in violation of or liable under any Environmental Law; (vii) neither Metrocall nor any of its Subsidiaries is subject to any orders, decrees, injunctions, or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (viii) to the knowledge of the Metrocall Knowledgeable Executives, there are no circumstances or conditions involving Metrocall or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs, or restrictions on the ownership, use, or transfer of any of Metrocall's properties pursuant to any Environmental Law.

       Except as set forth in this Section 5.2(m) and Section 5.2(d) above, no representations or warranties are being made hereunder by Metrocall or any of its Subsidiaries with respect to environmental matters.

                     (n) Brokers and Finders. Neither Metrocall nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Merger or the other transactions contemplated in this Agreement, except that Metrocall has employed the persons identified on Schedule 5.2(n) as its financial advisors, the arrangements with which have been disclosed to Metrocall prior to the date of this Agreement. The fees (excluding expenses) payable to all brokers and finders employed by Weblink shall not exceed the amount set forth on
       Schedule 5.2(n).

                     (o) FCC Licenses. Each of Metrocall and its respective Subsidiaries is the authorized and legal holder of, or otherwise has all rights to, all Permits issued under or pursuant to the Communications Act, the FCC Regulations, and State Laws which are necessary for the operation of their respective businesses as presently operated, except as would not, individually or in aggregate, have a Materially Adverse Effect on Metrocall. All such Permits and licenses are validly issued and in full force and effect, except as would not, individually or in the aggregate, have a Material Adverse Effect on Metrocall. Each of Metrocall and its respective Subsidiaries is in compliance in all respects with the terms and conditions of each such Permit and with all applicable Governmental Regulations, except where the failure to be in compliance would not have a Material Adverse Effect on Metrocall. There is not pending, and to the knowledge of the Metrocall Knowledgeable Executives, any threatened, action by or before the FCC or any governmental or regulatory authority to revoke, suspend, cancel, rescind, or modify in any material respect any of Metrocall's Permits rights under the Communications Act, the FCC Regulations or State Laws. Metrocall has made all regulatory filings required, and paid all fees and assessments imposed, by any Governmental Entity, and all such filings and the calculation of such fees, are accurate in all material respects, except where the failure to make such filing or pay such fees or assessments would not have a Material Adverse Effect on Metrocall.

                     (p) Contracts. The Metrocall Disclosure Letter sets forth a correct and complete list of each material distribution or alliance Contract to which it or any of its Significant Investees is a party. The Metrocall Disclosure Letter accurately summarizes the remaining duration of each such Contract and any renewal rights possessed by Metrocall or any of its Significant Investees thereunder. As of the date hereof, Metrocall is not in breach of any of its material obligations under the Contracts listed in Section 5.2(p) of the Metrocall Disclosure Letter (other than any such breach by virtue of or as a result of Metrocall's insolvency).

                                   ARTICLE VI

                                    COVENANTS

              6.1    Interim Operations.

                     (a) Weblink covenants and agrees as to itself and its Subsidiaries that, from and after the date of this Agreement and prior to the Effective Time (unless Metrocall shall otherwise approve in writing, and except as otherwise expressly contemplated by this Agreement, disclosed in the Weblink Disclosure Letter, or required by applicable Law (including any orders of the Weblink Bankruptcy Court)):

                            (i)    It shall conduct its business and the
              business of its Subsidiaries only in the ordinary course of business and, to the extent consistent therewith, it and its Subsidiaries shall use all commercially reasonable efforts to preserve their respective business organizations and assets intact and maintain their respective existing relations and goodwill with customers, suppliers, regulators, distributors, creditors, lessors, employees and business associates;

                            (ii) It shall not: (A) amend its certificate of incorporation or bylaws; (B) split, combine, subdivide or reclassify its outstanding shares of capital stock; (C) declare, set aside or pay any dividend payable in cash, stock or property with respect to any capital stock; or (D) repurchase, redeem or otherwise acquire, except in connection with existing commitments under Weblink Stock Plans but subject to Weblink's obligations under subparagraph (iii) below, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into, or exchangeable or exercisable for, any shares of its capital stock;

                            (iii) Neither it nor any of its ERISA Affiliates shall: (A) accelerate, amend or change the period of exercisability of or terminate, establish, adopt, enter into, make any new grants or awards of stock-based compensation or other benefits under any Compensation and Benefit Plans; (B) amend or otherwise modify any Compensation and Benefit Plan; or (C) increase the salary, wage, bonus or other compensation of any directors, officers or key employees, in each case except: (w) changes in compensation and benefits in an amount in the aggregate not exceeding $300,000; (x) for grants or awards to directors, officers and employees of it or its Subsidiaries under existing Compensation and Benefit Plans in such amounts and on such terms as are consistent with past practice; (y) in the ordinary course of its business (which may include normal periodic performance reviews and related compensation and benefit increases and the provision of individual Weblink Compensation and Benefit Plans consistent with past practice for promoted or newly hired officers and employees on terms consistent with past practice); or (z) for actions necessary to satisfy existing contractual obligations under Compensation and Benefit Plans existing as of the date of this Agreement;

                            (iv) Neither it nor any of its Subsidiaries shall incur, repay or retire prior to maturity or refinance any indebtedness for borrowed money or guarantee any such indebtedness or issue, sell, repurchase or redeem prior to maturity any debt securities or warrants or rights to acquire any debt securities or guarantee any debt securities of others, except (A) for any refinancing of such indebtedness or debt securities on terms no less favorable in the aggregate to Weblink or (B) the DIP Financing (defined below), in each case which would not prevent, materially delay or materially impair Weblink's ability to consummate the transactions contemplated by this Agreement or the Weblink Prearranged Plan;

                            (v) Neither it nor any of its Subsidiaries shall make any capital expenditures in an aggregate amount in excess of $54,000,000 after January 1, 2001;

                            (vi) Neither it nor any of its Subsidiaries shall issue, deliver, sell, pledge or encumber shares of any class of its capital stock or any securities convertible or exchangeable into, or any rights, warrants or options to acquire, or any bonds, debentures, notes, or other debt obligations having the right to vote or that are convertible or exercisable for, any such shares, except Weblink may issue Weblink Common Stock in exchange for indebtedness or debt securities pursuant to clause (iv) above;

                            (vii) Except as permitted under Section 6.2 or in connection with the exercise of its termination right under
              Section 8.4(b), neither it nor any of its Subsidiaries shall authorize, propose or announce an intention to authorize or propose, or enter into an agreement with respect to, (A) any merger, consolidation or business combination (other than the Merger), or (B) any purchase, sale, lease, license or other acquisition or disposition of any business or of a material amount of assets or securities, except for in the case of clause (B) (x) transactions entered into in the ordinary course of its business, or (y) any acquisition of assets or any investment having a cash purchase price of $5,000,000 or less in any single instance and $10,000,000 or less in the aggregate, or (z) any sale of assets having a sale price, individually or in aggregate, in excess of $5,000,000, in each case where such acquisition, investment or sale would not prevent, materially delay or materially impair Weblink's ability to consummate the transactions contemplated by this Agreement or the Weblink Prearranged Plan;

                            (viii) Weblink shall not make any material change in
              its accounting policies or procedures, other than any such change that is required by GAAP;

                            (ix) Weblink shall not release, assign, settle or compromise any material claims or litigation in excess of $500,000 (unless the full amount of any such settlement or compromise shall be payable under Weblink's insurance policies) or make any material Tax election or settle or compromise any material federal, state, local or foreign Tax liability; and

                            (x) Neither it nor any of its Subsidiaries shall authorize or enter into any agreement to do any of the foregoing.

                     (b) Metrocall covenants and agrees as to itself and its Subsidiaries that, from and after the date of this Agreement and prior to the Effective Time (unless Weblink shall otherwise approve in writing and except as otherwise expressly contemplated by this Agreement, disclosed in the Metrocall Disclosure Letter, or required by applicable Law (including any orders of the Metrocall Bankruptcy Court):

                            (i)    Its business and the business of its
              Subsidiaries shall be conducted only in the ordinary course of business and, to the extent consistent therewith, it and its Subsidiaries shall use all commercially reasonable efforts to preserve their respective business organizations and assets intact and maintain their respective existing relations and goodwill with customers, suppliers, regulators, distributors, creditors, lessors, employees and business associates;

                            (ii) It shall not: (A) amend its certificate of incorporation or bylaws; (B) split, combine, subdivide or reclassify its outstanding shares of capital stock; (C) declare, set aside or pay any dividend payable in cash, stock or property with respect to any capital stock, except for a dividend that would be received by holders of Weblink Common Stock on an equivalent post-Merger basis per share of Metrocall Common Stock after the Effective Time; or (D) repurchase, redeem or otherwise acquire, except in connection with existing commitments under Metrocall Stock Plans but subject to Metrocall's obligations under subparagraph (iii) below, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into, or exchangeable or exercisable for, any shares of its capital stock;

                            (iii) Neither it nor any of its ERISA Affiliates shall: (A) accelerate, amend or change the period of exercisability of or terminate, establish, adopt, enter into, make any new grants or awards of stock-based compensation or other benefits under any Compensation and Benefit Plans; (B) amend or otherwise modify any Compensation and Benefit Plan; or (C) increase the salary, wage, bonus or other compensation of any directors, officers or key employees, in each case except: (w) changes in compensation and benefits in an amount in the aggregate not exceeding $300,000; (x) for grants or awards to directors, officers and employees of it or its Subsidiaries under existing Compensation and Benefit Plans in such amounts and on such terms as are consistent with past practice; (y) in the ordinary course of its business (which may include normal periodic performance reviews and related compensation and benefit increases and the provision of individual Metrocall Compensation and Benefit Plans consistent with past practice for promoted or newly hired officers and employees on terms consistent with past practice); or (z) for actions necessary to satisfy existing contractual obligations under its Compensation and Benefit Plans existing as of the date of this Agreement;

                            (iv) Neither it nor any of its Subsidiaries shall incur, repay or retire prior to maturity or refinance any indebtedness for borrowed money or guarantee any such indebtedness or issue, sell, repurchase or redeem prior to maturity any debt securities or warrants or rights to acquire any debt securities or guarantee any debt securities of others, except for any refinancing of such indebtedness or debt securities on terms no less favorable in the aggregate to Metrocall and which would not prevent, materially delay or materially impair Metrocall's ability to consummate the transactions contemplated by this Agreement or the Metrocall Prearranged Plan;

                            (v) Neither it nor any of its Subsidiaries shall make any capital expenditures in an aggregate amount in excess of $92,000,000 after January 1, 2001;

                            (vi) Neither it nor any of its Subsidiaries shall issue, deliver, sell, pledge or encumber shares of any class of its capital stock or any securities convertible or exchangeable into, or any rights, warrants or options to acquire, or any bonds, debentures, notes, or other debt obligations having the right to vote or that are convertible or exercisable for, any such shares, except Metrocall may issue Metrocall Common Stock issued in exchange for indebtedness or debt securities pursuant to clause
              (iv) above;

                            (vii) Except as permitted under Section 6.2or in connection with the exercise of its termination right under
              Section 8.5(b), neither it nor any of its Subsidiaries shall authorize, propose or announce an intention to authorize or propose, or enter into an agreement with respect to, (A) any merger, consolidation or business combination (other than the Merger), or (B) any purchase, sale, lease, license or other acquisition or disposition of any business or of a material amount of assets or securities, except for in the case of clause (B) (x) transactions entered into in the ordinary course of its business, or (y) any acquisition of assets or any investment having a cash purchase price of $5,000,000 or less in any single instance and $10,000,000 or less in the aggregate, or (z) any sale of assets having a sale price, individually or in aggregate, in excess of $5,000,000 in each case where such acquisition, investment or sale would not prevent, materially delay or materially impair Metrocall's ability to consummate the transactions contemplated by this Agreement or the Metrocall Prearranged Plan;

                            (viii) Metrocall shall not make any material change
              in its accounting policies or procedures, other than any such change that is required by GAAP;

                            (ix) Metrocall shall not release, assign, settle or compromise any material claims or litigation in excess of $500,000 (unless the full amount of any such settlement or compromise shall be payable under Metrocall's insurance policies) or make any material Tax election or settle or compromise any material federal, state, local or foreign Tax liability; and

                            (x) Neither it nor any of its Subsidiaries shall authorize or enter into any agreement to do any of the foregoing.

       As used herein, "ORDINARY COURSE OF BUSINESS" (1) prior to the commencement of the Bankruptcy Cases, means the ordinary course of business of a Person consistent with such Person's past custom and practice (including with respect to quantity and frequency); provided that (A) actions taken by a Person contemplated by this Agreement, including the commencement of the Bankruptcy Cases, and (B) applicable only to the term as used in Sections 6.1(a)(i) and 6.1(b)(i) of this Agreement, any and all actions taken while such Person operated as a distressed company prior to and following the commencement of its Bankruptcy Cases shall not be deemed for any purposes of this Agreement to constitute actions not in the ordinary course of business and (2) following the commencement of the Bankruptcy Cases, shall have the same meaning as in the Bankruptcy Code.

              6.2    Acquisition Proposals.

                     (a) Each of Weblink and Metrocall agree that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that each shall direct and use its reasonable best efforts to cause its and its Subsidiaries' Representatives not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to any Acquisition Proposal. For purposes of this Agreement, "ACQUISITION PROPOSAL" means any bona fide written offer or proposal for, or any written indication of interest in, any (1) direct or indirect acquisition or purchase of any business or assets of Metrocall or Weblink, as the case may be, or any of their respective Subsidiaries that, individually or in the aggregate, constitutes 15% or more of the net revenues, net income or assets of such party and its Subsidiaries, taken as a whole, (2) direct or indirect acquisition or purchase of 15% or more of any class of equity securities of Metrocall or Weblink or any of their respective Subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of such party and its Subsidiaries, taken as a whole, (3) tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of securities of Metrocall or Weblink or any of their respective Subsidiaries whose business constitutes 15% or more the net revenues, net income or assets of such party and its Subsidiaries, taken as a whole, or (4) merger, consolidation, business combination, joint venture, partnership, recapitalization, liquidation, dissolution or similar transaction involving Metrocall or Weblink or any of their respective Subsidiaries whose business constitutes 15% or more of the net revenue, net income or assets of such party and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement. Each of Weblink and Metrocall further agree that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and use its reasonable best efforts to cause its Representatives not to, directly or indirectly, have any discussion with, or provide any confidential information or data to, any Person relating to, or in contemplation of, an Acquisition Proposal or engage in any negotiations concerning an Acquisition Proposal, or otherwise knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal (including by waiving any "standstill" or similar provision of any agreement with any Person); provided, however, that nothing contained in this Agreement shall prevent Weblink, Metrocall or their respective Boards of Directors from:

                            (i) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal;

                            (ii) prior to the commencement of the Bankruptcy Cases, engaging in any discussions or negotiations with or providing any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person if, and only to the extent that, with respect to the actions referred to in clause (ii):

                                   (1)    its Board of Directors concludes in
                     good faith (after consultation with its outside legal counsel and its financial advisors) that such Acquisition Proposal is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the proposal (including any breakup fee, expense reimbursement provisions and conditions to consummation) and the Person making the proposal, and would, if consummated, result in a transaction more favorable to its stakeholders from a financial point of view than the transaction contemplated by this Agreement (any such Acquisition Proposal being referred to herein as a "SUPERIOR PROPOSAL");

                                   (2)    its Board of Directors determines in
                     good faith after consultation with outside legal counsel that failure to take such action by the Board of Directors would be inconsistent with its fiduciary duty to its stakeholders under applicable Law; and

                                   (3)    prior to providing any information or
                     data to any Person in connection with a Superior Proposal by any such Person, its Board of Directors shall receive from such Person an executed confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement (as defined in Section 6.12); provided that such confidentiality agreement shall contain terms that allow Weblink or Metrocall, as the case may be, to comply with its obligations under this Section 6.2; or

                            (iii) following the commencement of the Bankruptcy Cases, taking any of the actions set forth in Section 6.2(a)(ii) without regard to whether or not a Person has made a Superior Proposal (provided that the person providing information pursuant to this subsection shall comply with any additional requirements, if any imposed by the Bankruptcy Code or any order of the Bankruptcy Court).

       "REPRESENTATIVES" means, as to a Person, any employees, agents, investment bankers, attorneys, accountants, consultants, advisers, and other representatives retained by it or any of its Subsidiaries.

       Notwithstanding any of the foregoing, in the period between the execution of this Agreement and the commencement of the respective Bankruptcy Cases, each of Metrocall and Weblink shall be permitted to engage in any discussions or negotiations with or provide any information to a creditor of such Person for the purpose of seeking the approval or consent of such creditor of or to such Person's Prearranged Plan if, and only to the extent that prior to providing any information or data to such creditor, its Board of Directors shall receive from such creditor an executed confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement (as defined in Section 6.12).

                     (b) Each of Weblink and Metrocall agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Each of Weblink and Metrocall agrees that it will take the necessary steps to promptly inform each of its Representatives of the obligations undertaken in Section 6.2. Each of Weblink and Metrocall agrees that it will notify the other, respectively within 24 hours, if any bona fide inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any Persons reasonably believed to be making or interested in making a bona fide Acquisition Proposal indicating, in connection with such notice, the name of such Person making such inquiry, proposal, offer or request and the substance of any such inquiries, proposals or offers. Such party thereafter shall keep inform the other within 24 hours, of a material change in the status and material terms of any such inquiries, proposals or offers.

              6.3 Information Supplied. Weblink and Metrocall each agrees, as to itself and its Subsidiaries, that the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in: the disclosure statements to be filed in connection with the Metrocall Prearranged Plan or the Weblink Prearranged Plan will, at the time such disclosure statement is submitted for approval to the relevant bankruptcy court, contain adequate information as defined in Section 1125 of the Bankruptcy Code.

              6.4    Other Actions; Notification.

                     (a) Weblink and Metrocall shall cooperate with each other and each shall use (and shall cause their respective Subsidiaries to use) all commercially reasonable efforts: (i) to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement (including, without limitation, filing and seeking the confirmation of the Metrocall Prearranged Plan and the Weblink Prearranged Plan) as soon as practicable including, without limitation: (A) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings and other documents (including concurrently commencing the Weblink

       Bankruptcy Cases and the Metrocall Bankruptcy Cases on or before May 15,
       2001); and (B) instituting court actions or other proceedings necessary to obtain the approvals required to consummate the Merger or the other transactions contemplated by this Agreement (including entry of the Weblink Alliance Assumption Orders) or defending or otherwise opposing all court actions or other proceedings instituted by a Governmental Entity or other Person under the Governmental Regulations for purposes of preventing the consummation of the Merger and the other transactions contemplated by this Agreement; and (ii) to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement; provided that nothing in this Section 6.4 shall require either Metrocall or Weblink to agree to any divestitures or hold separate or similar arrangements if such divestitures or arrangements would reasonably be expected to have a Material Adverse Effect on Metrocall or Weblink. Neither Metrocall nor Weblink will agree to any divestitures or hold separate or similar arrangements without the prior written approval of the other party. Subject to applicable laws relating to the exchange of information, Metrocall and Weblink shall to the extent practicable have the right to review in advance, and each will consult the other party on, all the information relating to Metrocall or Weblink, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of Weblink and Metrocall shall act reasonably and as promptly as practicable.

                     (b) Without limiting the foregoing, Metrocall and Weblink shall (1) shall use their reasonable best efforts to make all filings required under the HSR Act and the Communications Act as promptly as possible, but in no event later than ten (10) Business Days after the execution of this Agreement, (2) use their reasonable best efforts to seek early termination of the waiting period under the HSR Act, (3) respond promptly to any additional requests for information under the HSR Act and the Communications Act and (4) take all other action necessary to expedite compliance with the HSR Act and the Communications Act in order to consummate the transactions contemplated hereby.

                     (c) Weblink and Metrocall each shall, upon request by the other party, furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by, or on behalf of, Metrocall, Weblink or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

                     (d) Weblink and Metrocall each shall keep the other party apprised of the status of matters relating to completion of the transactions contemplated by this Agreement, including promptly furnishing the other party with copies of notices or other communications received by Metrocall or Weblink, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. Each of Weblink and Metrocall shall give prompt notice to the other party of any event or occurrence that if pending on the date of this Agreement, would have been required to be disclosed by Weblink pursuant to Sections 5.1(f), (g), (h), (i), (k), (l), (m), (n) or (p) or by Metrocall pursuant to Sections 5.2(f), (g), (h), (i), (k), (l), (m),
       (n) or (p).

                     (e) Each of Weblink and Metrocall agrees that if a bona fide Acquisition Proposal is made to the other party to this Agreement, then upon the request of the party not receiving the Acquisition Proposal, the party receiving the Acquisition Proposal will cooperate with the other party to this Agreement to make such filings and take such other actions as may be permitted or required under the FCC's Policy Statement in Tender Offers and Proxy Contests, in order to allow the parties to this Agreement to take all steps as are necessary to consummate the transactions contemplated hereby pending FCC approval of the transaction.

              6.5 Access; Consultation. Upon reasonable notice, and except as may be prohibited by applicable Law, Weblink and Metrocall each shall (and shall cause its Subsidiaries to) afford the other and its respective Representatives, reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records and, during such period, each shall (and shall cause its Subsidiaries to) furnish promptly to the other party all information concerning its business, properties and personnel as may reasonably be requested; provided that no investigation pursuant to this section shall affect or be deemed to modify any representation or warranty made by Weblink or Metrocall under this Agreement; and provided, further, that the foregoing shall not require Weblink or Metrocall to permit any inspection, or to disclose any information, that in the reasonable judgment of Weblink or Metrocall, as the case may be, would result in the disclosure of any trade secrets of it or third parties, or violate any of its obligations with respect to confidentiality if Weblink or Metrocall, as the case may be, shall have used all commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure. All requests for information made pursuant to this section shall be directed to an executive officer of Weblink or Metrocall, as the case may be, or such Person as may be designated by any such executive officer, as the case may be. Any information exchanged or provided pursuant to this Agreement shall be subject to the terms of the Confidentiality Agreement.

              6.6 Underwriters. Each of Weblink and Metrocall shall deliver to the other a letter identifying all Persons whom it believes to be, as of the Effective Time, affiliates or "underwriters" of Weblink or Metrocall, respectively, for purposes of Section 1145 under the Bankruptcy Code ("SECTION 1145 UNDERWRITERS"). Weblink shall use all commercially reasonable efforts to cause each Person who is identified as a Section 1145 Underwriter in the letter referred to above to deliver to Metrocall 30 days prior to closing a written agreement, in a form reasonably agreed to by counsel to Weblink and Metrocall (the "WEBLINK 1145 UNDERWRITER AGREEMENT"). Metrocall shall use all commercially reasonable efforts to cause each Person who is identified as a Section 1145 Underwriter in the letter referred to above to deliver to Weblink 30 days prior to closing a written agreement, in a form reasonably agreed to by counsel to Weblink and Metrocall (the "METROCALL 1145 UNDERWRITER AGREEMENT").

              6.7 Listing Application. The Surviving Corporation shall use all commercially reasonable efforts to file an application for listing with respect to the shares of New Common Stock to be issued pursuant to the Merger, the Metrocall Prearranged Plan and the Weblink Prearranged Plan with the Nasdaq Stock Market ("NASDAQ") on or prior to the Closing Date.

              6.8 Publicity. Weblink and Metrocall will each issue an initial press release with respect to the Merger that is in a form reasonably acceptable to the other. Thereafter Weblink and Metrocall shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger, the Metrocall Prearranged Plan, the Weblink Prearranged Plan, the Amended Alliance Agreement (as defined in Section 6.13) and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any securities exchange) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with, or rules of, any securities exchange.

              6.9    Benefits.

                     (a) Stock Options. At the Effective Time, each outstanding option to purchase Weblink Common Stock and each outstanding option to purchase Metrocall Common Stock under the Weblink Stock Plans or Metrocall Stock Plans, as the case may be, shall, subject to the order of the Bankruptcy Court, be cancelled and of no further force or effect. The Surviving Corporation will adopt a new stock option and/or restricted stock plan covering the Surviving Corporation and its Subsidiaries providing for incentive stock option grants and/or restricted stock awards equal in the aggregate to 10 percent of the New Common Stock on a fully diluted basis issued as a result of the Weblink Prearranged Plan and the Metrocall Prearranged Plan.

                     (b)    Other Benefits.

                            (i)    The benefit plans of the Surviving
              Corporation immediately following confirmation of the Weblink Prearranged Plan and the Metrocall Prearranged Plan shall be the benefit plans provided for in such plans of reorganization.

                            (ii) The Surviving Corporation will treat Persons formerly employed by Weblink and/or Metrocall similarly for benefit eligibility and service crediting purposes under generally applicable Compensation or Benefit Plans so that similarly situated persons will be treated similarly regardless of whether they were employed before the Merger by Weblink or Metrocall. Notwithstanding the preceding sentence, nothing in this Agreement is intended to restrict either Weblink's or Metrocall's (or the Surviving Corporation's) ability to terminate the employment of any employee.

              6.10 Expenses. Except as otherwise provided in this Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Merger, the Metrocall Prearranged Plan, the Metrocall Bankruptcy Cases, the Weblink Prearranged Plan, the Weblink Bankruptcy Cases, and the other transactions contemplated by this Agreement shall be paid by the party incurring such cost and expense; provided that costs and expenses incurred in connection with the filing fee under the HSR Act, any other filings fees under any Governmental Regulations (other than fees and charges (such as Chapter 11 filing fees and U.S. Trustee's fees) triggered under the Bankruptcy Code and related statutes), and any filings fees in connection with obtaining approvals under the Communications Act, FCC Regulations and State Laws shall be shared equally by Metrocall and Weblink.

              6.11   Indemnification; Directors' and Officers' Insurance.

                     (a) The Surviving Corporation will indemnify and hold harmless each present and former director and officer of Weblink (solely when acting in such capacity) (the "INDEMNIFIED PARTIES"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "COSTS") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at, or prior to, the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Weblink would have been permitted under Delaware law and its certificate of incorporation or bylaws in effect on the date of this Agreement to indemnify such Person (and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification).

                     (b) Any Indemnified Party wishing to claim indemnification under Section 6.11(a) shall promptly notify the Surviving Corporation, upon learning of any such claim, action, suit, proceeding or investigation, but the failure to so notify shall not relieve the Surviving Corporation of any liability it may have to such Indemnified Party if such failure does not materially prejudice the ability of the Surviving Corporation to defend such claims. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Metrocall (prior to the Effective Time) and the Surviving Corporation (thereafter) shall have the right to assume the defense thereof and such party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if such party elects not to assume such defense or counsel for the Indemnified Parties advises that there are actual or potential conflicts of interest between Metrocall or the Surviving Corporation, as the case may be, and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Metrocall or the Surviving Corporation, as the case may be, shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that such party shall be obligated pursuant to this Section 6.11(b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction (unless there is such an actual conflict of interest), (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Metrocall (prior to the Effective
       Time) and the Surviving Corporation (thereafter) shall not be liable for any settlement effected without its prior written consent.

                     (c) The Surviving Corporation shall maintain a policy of officers' and directors' liability insurance for acts and omissions occurring prior to the Effective Time ("D&O INSURANCE") with coverage in amount and scope at least as favorable as Weblink's existing directors' and officers' liability insurance coverage for a period of six (6) years after the Effective Time, or such longer period as the Surviving Corporation shall be able to obtain on commercially reasonable terms; provided that if the existing D&O Insurance expires, is terminated or canceled, or if the annual premium therefor is increased to an amount in excess of 200% of the last annual premium paid prior to the date of this Agreement (the "CURRENT PREMIUM"), in each case during such six-year (or longer) period, the Surviving Corporation will use all commercially reasonable efforts to obtain D&O Insurance in an amount and scope as great as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 200% of the Current Premium. The provisions of this Section 6.11(c) shall be deemed to have been satisfied if prepaid policies shall have been obtained by Weblink prior to the Closing, which policies provide such directors and officers with coverage for an aggregate period of six years (or such longer period as the Surviving Corporation shall be able to obtain on commercially reasonable terms) with respect to claims arising from facts or events that occurred on, or prior to, the Effective Time, including, without limitation, with respect to the transactions contemplated by this Agreement. If such prepaid policies shall have been obtained by Weblink prior to the Closing, then the Surviving Corporation shall maintain such policies in full force and effect and shall continue to honor Weblink's obligations thereunder.

                     (d) If the Surviving Corporation or any of its successors or assigns: (i) shall consolidate with, or merge into, any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this section. At the Effective Time, the Surviving Corporation shall assume and be bound by all of Weblink's indemnity obligations with respect to officers, directors and employees of corporations it previously acquired that are identified in the corresponding section of the Weblink Disclosure Letter.

                     (e) The provisions of this section are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

              6.12 Confidentiality. Weblink and Metrocall each acknowledges and confirms that it has entered into a Confidentiality Agreement, dated as of February 20, 2001 (the "CONFIDENTIALITY AGREEMENT"), and that the
Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

              6.13 Strategic Alliance Agreement. Metrocall and Weblink are parties to that certain Amended and Restated Strategic Alliance Agreement, dated as of May 18, 2000, as amended by that certain Amendment No. 1, dated January 15, 2001 (collectively, the "ALLIANCE Agreement"). Concurrently herewith, the parties have executed and delivered to each other Amendment No. 2 to the Alliance Agreement (together with the Alliance Agreement, the "AMENDED ALLIANCE AGREEMENT"). Metrocall and Weblink shall each perform their respective obligations under the Amended Alliance Agreement.

              6.14   Bankruptcy Provisions for Weblink.

                     (a) Except as provided in Section 6.14(b), the Weblink Bankruptcy Cases shall be filed in the Delaware Court on or before the Weblink Target Filing Date.

       "BANKRUPTCY CODE" means Title 11 of the United States Code, 11 U.S.C.
Section 101 et seq., as now in effect or hereafter amended, to the extent applicable to either both of the Metrocall Bankruptcy Cases and the Weblink Bankruptcy Cases.

       "WEBLINK BANKRUPTCY CASES" means the bankruptcy cases filed or stipulated to by Weblink and, to the extent Weblink deems necessary in its sole judgment, its Subsidiaries under Chapter 11 of the Bankruptcy Code pursuant to the terms hereof.

       "WEBLINK TARGET FILING DATE" means May 15, 2001.

                     (b) If a Weblink Involuntary Insolvency Event occurs prior to a voluntary commencement of the Weblink Bankruptcy Cases pursuant to Section 6.14(a), then:

                            (i) To the extent that the Weblink Involuntary Insolvency Event shall have occurred in the Delaware Court, then Weblink shall stipulate to such relief under Chapter 11 of the Bankruptcy Code no later than the Weblink Target Filing Date or such other date as Metrocall and Weblink shall agree; or

       "WEBLINK INVOLUNTARY INSOLVENCY EVENT" means the filing of an involuntary Chapter 11 bankruptcy petition against Weblink and/or any of its Subsidiaries by any party, or the appointment under other applicable state or federal law of a liquidator or a trustee for Weblink and/or any of its Subsidiaries.

                            (ii) To the extent that the Weblink Involuntary Insolvency Event shall have occurred in a court other than the Delaware Court, then Weblink shall consult with Metrocall and, if requested by Metrocall, (x) use all commercially reasonable efforts to obtain from the appropriate court an order which (1) dismisses such Weblink Involuntary Insolvency Event or (2) transfers venue of the Weblink Bankruptcy Cases to the Delaware Court, and (y) proceed with the bankruptcy filing contemplated by
              Section 6.14(a). Notwithstanding the foregoing, if Metrocall does not request that Weblink seek the dismissal or transfer of the Weblink Involuntary Insolvency Event or if Weblink is unable to obtain such dismissal or transfer of the Weblink Involuntary Insolvency Event, this Agreement shall remain in full force and effect in the jurisdiction where the Weblink Involuntary Insolvency Event was initially filed (subject in any case to termination pursuant to any other applicable provision).

                     (c) As soon as practicable after entering into this Agreement, Weblink and Metrocall shall jointly prepare (1) the motions referred to in Section 6.14(e), (2) the Weblink Prearranged Plan and (3) Weblink Disclosure Statement, each in form and substance reasonably satisfactory to Weblink and Metrocall. Weblink and Metrocall shall cooperate to ensure that the Weblink Prearranged Plan and Weblink Disclosure Statement comply with the disclosure requirements of the Bankruptcy Code and applicable law. The Weblink Prearranged Plan may not be amended, modified or added to in any material respect without the written consent of Weblink and Metrocall.

       "WEBLINK DISCLOSURE STATEMENT" means the disclosure statement that relates to the Weblink Prearranged Plan, as approved by the Weblink Bankruptcy Court pursuant to 11 U.S.C. Section 1125.

                     (d) Notwithstanding any other provision hereof to the contrary, neither (i) the commencement of the Weblink Bankruptcy Cases, the operation of Weblink as a debtor-in-possession in accordance with the Bankruptcy Code or the pendency of the Weblink Bankruptcy Cases, nor (ii) the occurrence of a Weblink Involuntary Insolvency Event shall be considered in and of itself a Material Adverse Effect for purposes of this Agreement.

                     (e) On the day of the first hearing before the Weblink Bankruptcy Court after the commencement of the Weblink Bankruptcy Cases under Section 6.14(a) of this Agreement, or within one business day of the date that an order for relief is consented to under Section 6.14(b) of this Agreement or an order for relief is entered, as applicable, Weblink shall file with the Weblink Bankruptcy Court (i) a motion (the "WEBLINK INITIAL MERGER MOTION") seeking an order containing the same terms as those set forth in (x) Section 6.2 hereof (concerning Acquisition Proposals) and (y) Section 8.6(c) (concerning the Metrocall Termination Fee), and (ii) a motion to approve Weblink's assumption of the Amended Alliance Agreement, which shall seek an order that will be conditioned upon the entry of the Metrocall Alliance Assumption Order (as defined in Section 6.15(e)) (the "WEBLINK ALLIANCE ASSUMPTION MOTION"),
       (iii) a motion to approve Weblink's assumption of the Volume Purchase Agreement dated as of September 29, 2000 between Glenayre Electronics, Inc. and Weblink (the "WEBLINK GLENAYRE ASSUMPTION MOTION"), and (iv) the Weblink Prearranged Plan and the Weblink Disclosure Statement together with a motion to approve the Weblink Disclosure Statement, each in form and substance acceptable to Metrocall. Weblink shall use its reasonable best efforts to obtain (A) a Final Order approving the Weblink Glenayre Assumption Motion (the "WEBLINK GLENAYRE ASSUMPTION ORDER") and a Final Order approving the Weblink Alliance Assumption Motion (the "WEBLINK ALLIANCE ASSUMPTION ORDER", and together with the Metrocall Alliance Assumption Order (as defined in Section 6.15(e)), the "ALLIANCE ASSUMPTION ORDERS"), each within thirty (30) days of the commencement of the Weblink Bankruptcy Cases, which orders shall be in form and substance reasonably acceptable to Metrocall, and (B) a Final Order (as defined in Section 7.1(c)) approving the Weblink Initial Merger Motion (the "WEBLINK INITIAL MERGER ORDER") and a Final Order approving the Weblink Disclosure Statement, each within sixty (60) days of the commencement of the Weblink Bankruptcy Cases, which orders shall be in form and substance reasonably acceptable to Metrocall.

                     (f) Weblink shall promptly provide Metrocall with drafts of all documents, motions, orders, notices, reports, filings or pleadings that Weblink proposes to file with the Weblink Bankruptcy Court and will further provide Metrocall with a reasonable opportunity prior to the filing thereof to review such filings to the extent reasonably practicable. Weblink shall consult and cooperate with Metrocall with respect to all such filings.

       "WEBLINK BANKRUPTCY COURT" means the court in which the Weblink Bankruptcy Cases may be filed or otherwise administered, including any court to which the Weblink Bankruptcy Cases may be transferred at any time under applicable law.

                     (g) Weblink and Metrocall shall use their reasonable best efforts to cause the transactions contemplated by this Agreement and the Weblink Prearranged Plan to be consummated in accordance with the terms hereof and thereof, and without limiting the generality of the foregoing shall use their reasonable best efforts to obtain all necessary approvals, waivers, consents, permits, licenses, registrations and other authorizations required in connection with this Agreement and the Weblink Prearranged Plan and the transactions contemplated hereby and thereby, including without limitation, entry of the Weblink Confirmation Order.

       "WEBLINK CONFIRMATION ORDER" means an order of the Weblink Bankruptcy Court confirming the Weblink Prearranged Plan in form and substance reasonably acceptable to Weblink and Metrocall, which has not been amended, modified and added to without the express consent of Weblink and Metrocall and as to which order as of the Effective Time there is no stay or injunction.

                     (h) Weblink shall cause its Subsidiaries to take all actions and to execute all agreements and documents which are necessary or useful in the preparation of and commencement of the Weblink Bankruptcy Cases, the preparation, filing and prosecution of the Weblink Prearranged Plan and the entry of the Weblink Confirmation Order.

                     (i) During the Weblink Bankruptcy Cases, Metrocall shall: (i) support assumption of this Agreement by Weblink, as a debtor-in-possession, pursuant to 11 U.S.C. Section 365; (ii) enter into a new agreement identical to the terms of this Agreement with Weblink, as a debtor-in-possession, after commencement of the Weblink Bankruptcy Cases, in the event Weblink and Metrocall agree (upon the advice of counsel) or the Weblink Bankruptcy Court determines that applicable law prohibits assumption of this Agreement by Weblink pursuant to 11 U.S.C.
       Section 365(c)(2); (iii) support confirmation of the Weblink Prearranged Plan and all actions and pleadings reasonably undertaken by Weblink in the Weblink Bankruptcy Cases to achieve confirmation thereof and to maintain Weblink's exclusive right to file a plan of reorganization pursuant to 11 U.S.C. Section 1121; and (iv) oppose any effort by any party to (1) dismiss the Weblink Bankruptcy Cases or convert the Weblink Bankruptcy Cases to a case under Chapter 7 of the Bankruptcy Code, (2) terminate Weblink's plan exclusivity pursuant to 11 U.S.C. Section 1121, or (3) defeat confirmation of the Weblink Prearranged Plan.

                     (j) Weblink shall not move to approve a severance and retention plan (other than as attached as Schedule 6.14(j)(ii)) without the prior approval of Metrocall, which shall not be unreasonably withheld, conditioned or delayed.

              6.15   Bankruptcy Provisions for Metrocall.

                     (a) Except as provided in Section 6.15(b), the Metrocall Bankruptcy Cases shall be filed in the Delaware Court on or before the Metrocall Target Filing Date.

       "METROCALL BANKRUPTCY CASES" means the bankruptcy cases filed or stipulated to by Metrocall and, to the extent Metrocall deems necessary in its sole judgment, its Subsidiaries under Chapter 11 of the Bankruptcy Code pursuant to the terms hereof.

       "METROCALL TARGET FILING DATE" means May 15, 2001.

                     (b) If a Metrocall Involuntary Insolvency Event occurs prior to a voluntary commencement of the Metrocall Bankruptcy Cases pursuant to Section 6.15(a), then:

                            (i) To the extent that the Metrocall Involuntary Insolvency Event shall have occurred in the Delaware Court, then Metrocall shall stipulate to such relief under Chapter 11 of the Bankruptcy Code no later than the Metrocall Target Filing Date or such other date as Weblink and Metrocall shall agree; or

       "METROCALL INVOLUNTARY INSOLVENCY EVENT" means the filing of an involuntary Chapter 11 bankruptcy petition against Metrocall and/or any of its Subsidiaries by any party, or the appointment under other applicable state or federal law of a liquidator or a trustee for Metrocall and/or any of its Subsidiaries.

                            (ii) To the extent that the Metrocall Involuntary Insolvency Event shall have occurred in a court other than the Delaware Court, then Metrocall shall consult with Weblink and, if requested by Weblink, (x) use all commercially reasonable efforts to obtain from an appropriate court an order which (1) dismisses such Metrocall Involuntary Insolvency Event or (2) transfers venue of the Metrocall Bankruptcy Cases to the Delaware Court, and (y) proceed with the bankruptcy filing contemplated by Section 6.15(a). Notwithstanding the foregoing, if Weblink does not request that Metrocall seek the dismissal or transfer of the Metrocall Involuntary Insolvency Event or if Metrocall is unable to obtain such dismissal or transfer of the Metrocall Involuntary Insolvency Event, this Agreement shall remain in full force and effect in the jurisdiction where the Metrocall Involuntary Insolvency Event was initially filed (subject in any case to termination pursuant to any other applicable provision).

                     (c) As soon as practicable after entering into this Agreement, Metrocall and Weblink shall jointly prepare (1) the motions referred to in Section 6.15(e), (2) the Metrocall Prearranged Plan and
       (3) Metrocall Disclosure Statement, each in form and substance reasonably satisfactory to Metrocall and Weblink. Metrocall and Weblink shall cooperate to ensure that the Metrocall Prearranged Plan and Metrocall Disclosure Statement comply with the disclosure requirements of the Bankruptcy Code and applicable law. The Metrocall Prearranged Plan may not be amended, modified or added to in any material respect without the written consent of Metrocall and Weblink.

       "METROCALL DISCLOSURE STATEMENT" means the disclosure statement that relates to the Metrocall Prearranged Plan, as approved by the Metrocall Bankruptcy Court pursuant to 11 U.S.C. Section 1125.

                     (d) Notwithstanding any other provision hereof to the contrary, neither (i) the filing of the Metrocall Bankruptcy Cases, the operation of Metrocall as a debtor-in-possession in accordance with the Bankruptcy Code or the pendency of the Metrocall Bankruptcy Cases, nor
       (ii) the occurrence of a Metrocall Involuntary Insolvency Event shall be considered in and of itself a Material Adverse Effect for purposes of this Agreement.

                     (e) On the first day of the first hearing before the Metrocall Bankruptcy Court after the commencement of the Metrocall Bankruptcy Cases under Section 6.15(a) of this Agreement, or within one business day of the date that an order for relief is consented to under
       Section 6.15(b) of this Agreement or an order for relief is entered, as applicable, Metrocall shall file with the Metrocall Bankruptcy Court (i) a motion (the "METROCALL INITIAL MERGER MOTION") seeking an order containing the same terms as those set forth in (x) Section 6.2 (concerning Acquisition Proposals) and (y) Section 8.6(b) (concerning the Weblink Termination Fee), (ii) a motion to approve Metrocall assumption of the Amended Alliance Agreement (the "METROCALL ALLIANCE ASSUMPTION MOTION") and (iii) the Metrocall Prearranged Plan and the Metrocall Disclosure Statement together with a motion to approve the Metrocall Disclosure Statement, each in form and substance acceptable to Weblink. Metrocall shall use its reasonable best efforts to obtain (A) a Final Order approving the Metrocall Alliance Assumption Motion, which shall seek an order that will be conditioned upon the entry of the Weblink Alliance Assumption Order and the Weblink Glenayre Assumption Order (each as defined in Section 6.14(e)) (the "METROCALL ALLIANCE ASSUMPTION ORDER"), within thirty (30) days of the commencement of the Metrocall Bankruptcy Cases, which order shall be in form and substance reasonably acceptable to Weblink, and (B) a Final Order approving the Metrocall Initial Merger Motion (the "METROCALL INITIAL MERGER ORDER") and a Final Order approving the Metrocall Disclosure Statement, each within sixty
       (60) days of the commencement of the Metrocall Bankruptcy Cases, which orders shall be in form and substance reasonably acceptable to Weblink

                     (f) Metrocall shall promptly provide Weblink with drafts of all documents, motions, orders, notices, reports, filings or pleadings that Metrocall proposes to file with the Metrocall Bankruptcy Court and will further provide Weblink with a reasonable opportunity prior to the filing thereof to review such filings to the extent reasonably practicable. Metrocall shall consult and cooperate with Weblink with respect to all such filings.

       "METROCALL BANKRUPTCY COURT" means the court in which the Metrocall Bankruptcy Cases may be filed or otherwise administered, including any court to which the Metrocall Bankruptcy Cases may be transferred at any time under applicable law.

                     (g) Metrocall and Weblink shall use their reasonable best efforts to cause the transactions contemplated by this Agreement and the Metrocall Prearranged

       Plan to be consummated in accordance with the terms hereof and thereof, and without limiting the generality of the foregoing shall use their reasonable best efforts to obtain all necessary approvals, waivers, consents, permits, licenses, registrations and other authorizations required in connection with this Agreement and the Metrocall Prearranged Plan and the transactions contemplated hereby and thereby, including without limitation, entry of the Metrocall Confirmation Order.

       "METROCALL CONFIRMATION ORDER" means an order of the Metrocall Bankruptcy Court confirming the Metrocall Prearranged Plan in form and substance reasonably acceptable to Metrocall and Weblink, which has not been amended, modified and added to without the express consent of Metrocall and Weblink and as to which order as of the Effective Time there is no stay or injunction.

                     (h) Metrocall shall cause its Subsidiaries to take all actions and to execute all agreements and documents which are necessary or useful in the preparation of and commencement of the Metrocall Bankruptcy Cases, the preparation, filing and prosecution of the Metrocall Prearranged Plan and the entry of the Metrocall Confirmation Order.

                     (i) During the Metrocall Bankruptcy Cases, Weblink shall: (i) support assumption of this Agreement by Metrocall, as a debtor-in-possession, pursuant to 11 U.S.C. Section 365; (ii) enter into a new agreement identical to the terms of this Agreement with Metrocall, as a debtor-in-possession, after commencement of the Metrocall Bankruptcy Cases, in the event Metrocall and Weblink agree (upon the advice of counsel) or the Metrocall Bankruptcy Court determines that applicable law prohibits assumption of this Agreement by Metrocall pursuant to 11 U.S.C.
       Section 365(c)(2); (iii) support confirmation of the Metrocall Prearranged Plan and all actions and pleadings reasonably undertaken by Metrocall in the Metrocall Bankruptcy Cases to achieve confirmation thereof, and maintain Metrocall's exclusive right to file a plan of reorganization pursuant to 11 U.S.C. Section 1121; and (iv) oppose any effort by any party to (1) dismiss the Metrocall Bankruptcy Cases or convert the Metrocall Bankruptcy Cases to a case under Chapter 7 of the Bankruptcy Code, (2) terminate Metrocall's plan exclusivity pursuant to 11 U.S.C. Section 1121, or (3) defeat confirmation of the Metrocall Prearranged Plan.

                     (j) Metrocall shall not move to approve a severance and retention plan (other than as attached as Schedule 6.15(j)(ii)) without the prior approval of Weblink, which consent shall not be unreasonably withheld, conditioned or delayed.

              6.16   Other Bankruptcy Matters.

                     (a) Each of Metrocall and Weblink shall use its best reasonable efforts to seek procedural consolidation in the Delaware Court of its Bankruptcy Cases with any proceedings under the Bankruptcy Code involving any of its Subsidiaries.

                     (b) Each of Metrocall and Weblink hereby confirms that it is critical to the process of strategically combining Metrocall and Weblink to proceed by selecting the other party to enter into this Agreement in order to present the Bankruptcy Court with arrangements for obtaining the most favorable terms for its stockholders and creditors, and that without the other party's having committed substantial time and effort to such process, the estates of each party would have to employ a less orderly disposition process and thereby both incur higher costs and risk attracting lower prices. Accordingly, the contributions of the each party to the process have indisputably provided very substantial benefit to the other party's estates. Each party acknowledges that the other party would not have invested the effort in negotiating and documenting the transaction provided for herein and incurring duties to pay its outside advisors if such party were not entitled to the Termination Fee plus reasonable fees and disbursements of its counsel incurred as a result of the parties attempt to complete the Merger, if a party were not able to consummate the Merger because of a Superior Proposal.

                     (c) Weblink agrees that, to the extent necessary to obtain confirmation of the Weblink Prearranged Plan, Weblink will use its reasonable best efforts to obtain such confirmation under the provisions of 11 U.S.C. Section 1129(b). Metrocall agrees that, to the extent necessary to obtain confirmation of the Metrocall Prearranged Plan, Metrocall will use its reasonable best efforts to obtain such confirmation under the provisions of 11 U.S.C. Section 1129(b).

              6.17 Senior Credit Facility. Weblink and Metrocall shall use all commercially reasonable efforts to secure, through the amendment or restatement of their respective current credit facilities as a consolidated facility, through a new credit facility, through the operation of the Weblink Prearranged Plan, through the operation of the Metrocall Prearranged Plan or any combination of the foregoing, senior secured debt financing in an amount not to exceed $303 million plus a revolver of no less than $35 million on terms reasonably acceptable to the parties to this Agreement. Weblink shall solicit the consent of the holders of Weblink's senior credit facilities (the "WEBLINK SECURED CREDITORS") to the Weblink Prearranged Plan. Metrocall shall solicit the consent of the holders of Metrocall's senior credit facilities (the "METROCALL SECURED CREDITORS") to the Metrocall Prearranged Plan.

              6.18 Rights Agreements. At or prior to the Effective Time, the Metrocall Board of Directors shall take all action required by Section 5.2(j) of this Agreement.

              6.19 SEC Filings. Weblink and Metrocall shall each file all necessary current reports on their respective bankruptcies on Form 8-K pursuant to Item 3 of Form 8-K.

              6.20 Employment Agreements. Each party will use its respective reasonable best efforts to obtain amendments to the employment agreements of the executives listed on Schedule 3.2 consistent with the provisions of that Schedule. The Surviving Corporation will provide the benefits to certain employees as provided in Schedule 6.20.

                                  ARTICLE VII

                                   CONDITIONS

              7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver, if applicable, at or prior to the Effective Time of each of the following conditions:

                     (a) Governmental Regulations. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and all other consents, permits, licenses, and approvals for the Merger and the other transactions contemplated by this Agreement required by the Governmental Regulations (including without limitation the FCC Regulations), as well as all other material Weblink Required Consents and Metrocall Required Consents, shall have been obtained and shall have become Final Orders.

       "FINAL ORDER" means an action taken or order issued by the applicable Governmental Entity as to which (i) no request for stay by such Governmental Entity of the action or order is pending, no such stay is in effect, and, if any deadline for filing any such request is designated by statute or regulation, it is passed; (ii) no petition for rehearing or reconsideration of the action or order is pending before the Governmental Entity and the time for filing any such petition is passed; (iii) the Governmental Entity does not have the action or order under reconsideration on its own motion and the time for such reconsideration has passed; (iv) the action or order is not then under active judicial review, there is no notice of appeal or other application for judicial review pending, and the deadline for filing such notice of appeal or other application for judicial review has passed; and (v) with respect to an action taken or order issued by the Governmental Entity granting consent to the Merger, such consent shall be without material adverse conditions, other than conditions that have been agreed to by Weblink and Metrocall or that are routine conditions with respect to transactions of this nature.

                     (b) Laws and Orders. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger, the Weblink Prearranged Plan, the Metrocall Prearranged Plan or the other transactions contemplated by this Agreement (collectively, an "ORDER"), and no Governmental Entity shall have instituted any proceeding or threatened to institute any proceeding seeking any such Order.

                     (c) Confirmation of Weblink Prearranged Plan. The Weblink Confirmation Order shall have become a Final Order and all conditions to the Effective Time occurring under the Weblink Prearranged Plan shall have been satisfied.

                     (d) Confirmation of Metrocall Prearranged Plan. The Metrocall Confirmation Order shall have become a Final Order and all conditions to the Effective Time occurring under the Metrocall Prearranged Plan shall have been satisfied.

                     (e) Senior Credit Facility. Metrocall and Weblink shall have obtained a senior credit facility for the Surviving Corporation described in the first sentence of Section 6.17.

              7.2 Conditions to Obligations of Metrocall. The obligations of Metrocall to effect the Merger are also subject to the satisfaction or waiver by Metrocall at or prior to the Effective Time of the following conditions:

                     (a) Representations and Warranties. The representations and warranties of Weblink set forth in this Agreement and in any certificate provided hereunder (other than those representations and warranties which would be breached as a result of the filing or conduct of, or orders entered in, the Weblink Bankruptcy Cases or the occurrence of a Weblink Involuntary Insolvency Event with respect to Weblink): (i) to the extent qualified by materiality, shall be true and correct; and
       (ii) to the extent not qualified by materiality, shall be true and correct (except that this clause (ii) shall be deemed satisfied so long as any failures of such representations and warranties to be true and correct, taken together, would not reasonably be expected to have a Material Adverse Effect on Weblink), in the case of each of clauses (i) and (ii), as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and Metrocall shall have received a certificate signed on behalf of Weblink by an executive officer of Weblink to such effect.

                     (b) Performance of Obligations of Weblink. Weblink shall have performed in all material respects all of its covenants, agreements and obligations set forth in this Agreement at or prior to the Closing Date, and Metrocall shall have received a certificate signed on behalf of Weblink by an executive officer of Weblink to such effect.

                     (c) Consents Under Agreements. Weblink shall have obtained the consent or approval of each Person whose consent or approval shall be required in order to consummate the transactions contemplated by this Agreement under any Contract to which Weblink or any of its Subsidiaries is a party (other than consents or waivers relating to the Weblink Bankruptcy Cases or the occurrence of a Weblink Involuntary Insolvency Event), except those for which the failure to obtain such consent or approval, individually or in the aggregate, is not reasonably likely to have, a Material Adverse Effect on Weblink.

              7.3 Conditions to Obligation of Weblink. The obligation of Weblink to effect the Merger is also subject to the satisfaction or waiver by Weblink at or prior to the Effective Time of the following conditions:

                     (a) Representations and Warranties. The representations and warranties of Metrocall set forth in this Agreement and in any certificate provided hereunder (other than those representations and warranties which would be breached as a result of the filing or conduct of, or orders entered in, the Metrocall Bankruptcy Cases or the occurrence of a Metrocall Involuntary Insolvency Event with respect to Metrocall): (i) to the extent qualified by materiality, shall be true and correct; and (ii) to the extent not qualified by materiality, shall be true and correct (except that this clause (ii) shall be deemed satisfied so long as any failures of such representations and warranties to be true and correct, taken together, would not reasonably be expected to have a Material Adverse Effect on Metrocall, in the case of each of clauses (i) and (ii), as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and Weblink shall have received a certificate signed on behalf of Metrocall by an executive officer of Metrocall to such effect.

                     (b) Performance of Obligations of Metrocall. Metrocall shall have performed in all material respects all of its covenants, agreements and obligations set forth in this Agreement at or prior to the Closing Date, and Weblink shall have received a certificate signed on behalf of Metrocall by an executive officer of Metrocall to such effect.

                     (c) Consents Under Agreements. Metrocall shall have obtained the consent or approval of each Person whose consent or approval shall be required in order to consummate the transactions contemplated by this Agreement under any Contract to which Metrocall or any of its Subsidiaries is a party (other than consents or waivers relating to the Metrocall Bankruptcy Cases or the occurrence of a Metrocall Involuntary Insolvency Event), except those for which the failure to obtain such consent or approval, individually or in the aggregate, is not reasonably likely to have, a Material Adverse Effect on Metrocall.

                                  ARTICLE VIII

                                   TERMINATION

              8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by mutual written consent of Weblink and Metrocall.

              8.2 Automatic Termination. This Agreement shall terminate and the Merger shall be abandoned if either (a) any other plan of reorganization filed by a Person other than Metrocall is confirmed by the Metrocall Bankruptcy Court or (b) any other plan of reorganization filed by a Person other than Weblink is confirmed by the Weblink Bankruptcy Court.

              8.3 Termination by Either Metrocall or Weblink. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either Metrocall or Weblink if: (i) the Merger shall not have been consummated by December 31, 2001 (the "TERMINATION DATE"); provided that the Termination Date shall be automatically extended for 90 days if the sole reason that the Merger has not been consummated by such date is that the condition set forth in Section 7.1(a) has not been satisfied due to the failure to obtain the necessary consents and approvals under applicable Governmental Regulations and Metrocall or Weblink are still attempting to obtain such necessary consents and approvals under applicable Governmental Regulations or are contesting the refusal of the relevant Government Entities to give such consents or approvals in court or through other applicable proceedings; or (ii) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable; provided, further, that the right to terminate this Agreement pursuant to clause (i) above shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure of the Merger to be consummated.

              8.4 Termination by Weblink. Provided that Weblink is not in material breach of this Agreement, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action of the Board of Directors of Weblink if:

                     (a) except in circumstances where (x) a Metrocall Involuntary Insolvency Event has been filed in the Delaware Court or (y) a Metrocall Involuntary Insolvency Event has been filed in another venue and either (1) Weblink has not requested that Metrocall seek the transfer of the Metrocall Involuntary Insolvency Event to the Delaware Court or
       (2) Metrocall is unable (despite its use of all commercially reasonable efforts) to obtain an order dismissing such Metrocall Involuntary Insolvency Event or transferring such cases to the Delaware Court, Metrocall has failed to file the Metrocall Bankruptcy Cases in the Delaware Court by the Metrocall Target Filing Date;

                     (b) if - prior to the approval of the Weblink Disclosure Statement by the Weblink Bankruptcy Court - the Board of Directors of Weblink shall have determined to accept a Superior Proposal; provided that prior to any such termination, (i) Weblink has received a Superior Proposal, (ii) the Board of Directors of Weblink determines, after receiving the advice of outside legal counsel, in its good faith judgment that, in light of the Superior Proposal, failure to terminate this Agreement would be inconsistent with its fiduciary duty to the stakeholders of Weblink under applicable law,

       (iii) five business days have elapsed following delivery by Weblink to Metrocall of written notice advising Metrocall that the Board of Directors of Weblink has resolved to terminate this Agreement, specifying the material terms and conditions of the Superior Proposal and identifying the Person making the Superior Proposal, (iv) Weblink has given Metrocall the opportunity to propose revisions to the terms of this Agreement in response to the Superior Proposal and negotiated in good faith with Metrocall with respect to the proposed revisions, if any, and
       (v) if such termination is proposed to occur following the commencement of the Weblink Bankruptcy Case, the Bankruptcy Court shall have entered an order directing Weblink to accept such Superior Proposal and (vi) concurrently with such termination, Weblink shall pay the Termination Fee;

                     (c) there has been a material breach by Metrocall or any of its Subsidiaries of any representation, warranty, covenant or agreement contained in this Agreement which both: (i) would result in a failure of a condition set forth in Section 7.2(a) or 7.2(b); and (ii) cannot be or is not cured prior to the Termination Date other than a breach that results solely from the filing or conduct of the Metrocall Bankruptcy Cases consistent with the terms of this Agreement or solely from the occurrence of a Metrocall Involuntary Insolvency Event;

                     (d) the Metrocall Prearranged Plan is withdrawn without the prior written consent of Weblink, or Metrocall files any other plan of reorganization or amends, modifies or adds to any material provision of the Metrocall Prearranged Plan, in each case without the prior written consent of Weblink;

                     (e) Metrocall files a motion to sell or otherwise transfer all or a substantial portion of its assets as part of a sale pursuant to Section 363 of the Bankruptcy Code without the prior written consent of Weblink;

                     (f) the Metrocall Initial Merger Order has not been entered within sixty (60) days of the commencement of the Metrocall Bankruptcy Cases;

                     (g) the Metrocall Confirmation Order is not entered by December 15, 2001;

                     (h) the Metrocall Alliance Assumption Order has not been entered within sixty (60) days of the commencement of the Metrocall Bankruptcy Cases;

                     (i) the Metrocall Bankruptcy Court or any other court has entered an order reversing, staying, vacating or amending, supplementing, or otherwise modifying in a manner materially adverse to Weblink the terms of the Metrocall Initial Merger Order or the Metrocall Alliance Assumption Order;

                     (j) any of the Metrocall Bankruptcy Cases is dismissed or converted to a case under Chapter 7 of the Bankruptcy Code;

                     (k) the Metrocall Bankruptcy Court enters an order granting relief from the automatic stay imposed by Section 362 of the Bankruptcy Code to any entity with respect to any of the material assets of Metrocall;

                     (l) the Metrocall Bankruptcy Court authorizes the appointment for Metrocall or any of its debtor Subsidiaries of (1) a trustee or (2) an examiner or other representative with expanded powers in the operation of the business of any of the debtors; or

                     (m) there has been a material breach by Metrocall of the Amended Alliance Agreement and such breach has not been cured within five business days of written notice thereof by Weblink.

              8.5 Termination by Metrocall. Provided that Metrocall is not in material breach of this Agreement, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action of the Board of Directors of Metrocall if:

                     (a) except in circumstances where (x) a Weblink Involuntary Insolvency Event has been filed in the Delaware Court or (y) a Weblink Involuntary Insolvency Event has been filed in another venue and either (1) Metrocall has not requested that Weblink seek the transfer of the Weblink Involuntary Insolvency Event to the Delaware Court or (2) Weblink is unable (despite its use of all commercially reasonable efforts) to obtain an order dismissing such Weblink Involuntary Insolvency Event or transferring such cases to the Delaware Court, Weblink has failed to file the Weblink Bankruptcy Cases in the Delaware Court by the Weblink Target Filing Date;

                     (b) if - prior to approval of the Metrocall Disclosure Statement by the Metrocall Bankruptcy Court - the Board of Directors of Metrocall shall have determined to accept a Superior Proposal; provided that prior to any such termination, (i) Metrocall has received a Superior Proposal, (ii) the Board of Directors of Metrocall determines, after receiving the advice of outside legal counsel, in its good faith judgment that, in light of the Superior Proposal, failure to terminate this Agreement would be inconsistent with its fiduciary duty to the stakeholders of Metrocall under applicable law, (iii) five business days have elapsed following delivery by Metrocall to Metrocall of written notice advising Metrocall that the Board of Directors of Metrocall has resolved to terminate this Agreement, specifying the material terms and conditions of the Superior Proposal and identifying the Person making the Superior Proposal, (iv) Metrocall has given Weblink the opportunity to propose revisions to the terms of this Agreement in response to the Superior Proposal and negotiated in good faith with Weblink with respect to the proposed revisions, if any, and (v) if such termination is proposed to occur following the commencement of the Metrocall Bankruptcy Case, the Bankruptcy Court shall have entered an order directing Metrocall to accept such Superior Proposal and (vi) concurrently with such termination, Metrocall shall pay the Termination Fee;



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

                     (c) there has been a material breach by Weblink or any of its Subsidiaries of any representation, warranty, covenant or agreement contained in this Agreement which both: (i) would result in a failure of a condition set forth in Section 7.3(a) or 7.3(b); and (ii) cannot be or is not cured prior to the Termination Date other than a breach that results solely from the filing or conduct of the Weblink Bankruptcy Cases consistent with the terms of this Agreement or solely from the occurrence of a Weblink Involuntary Insolvency Event;

                     (d) the Weblink Prearranged Plan is withdrawn without the prior written consent of Metrocall, or Weblink files any other plan of reorganization or amends, modifies or adds to any material provision of the Weblink Prearranged Plan, in each case without the prior written consent of Metrocall;

                     (e) Weblink files a motion to sell or otherwise transfer all or a substantial portion of its assets as part of a sale pursuant to
       Section 363 of the Bankruptcy Code without the prior written consent of Metrocall;

                     (f) the Weblink Initial Merger Order has not been entered within sixty (60) days of the commencement of the Weblink Bankruptcy Cases;

                     (g) the Weblink Confirmation Order is not entered by December 15, 2001;

                     (h) either the Weblink Alliance Assumption Order or the Weblink Glenayre Assumption Order has not been entered within sixty (60) days of the commencement of the Weblink Bankruptcy Cases;

                     (i) the Weblink Bankruptcy Court or any other court has entered an order reversing, staying, vacating or amending, supplementing or otherwise modifying in a manner materially adverse to Metrocall terms of the Weblink Initial Merger Order, the Weblink Alliance Assumption Order or the Weblink Glenayre Assumption Order;

                     (j) any of the Weblink Bankruptcy Cases is dismissed or converted to a case under Chapter 7 of the Bankruptcy Code; or

                     (k) the Weblink Bankruptcy Court enters an order granting relief from the automatic stay imposed by Section 362 of the Bankruptcy Code to any entity with respect to any of the material assets of Weblink; or

                     (l) the Weblink Bankruptcy Court authorizes the appointment for Weblink or any of its debtor Subsidiaries of (1) a trustee or (2) an examiner or other representative with expanded powers in the operation of the business of any of the debtors;



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                     (m)    as of the commencement of the Weblink Bankruptcy
       Cases, Weblink has not obtained an executed, written commitment for debtor-in-possession financing (i) in the amount of not less than $50,000,000, which financing permits Weblink to borrow amounts consistent with expected borrowing required under the Weblink business plan (which business plan has been provided to Metrocall), or (ii) in such lesser amount as Metrocall determines in its reasonable discretion is sufficient, which financing permits Weblink to borrow amounts consistent with expected borrowing required under the revised Weblink business plan approved by Metrocall in its reasonable discretion (the "DIP Financing"); provided, that in the case of termination pursuant to this Section 8.5(m), Metrocall must exercise its right of termination no later than five (5) Business Days after the commencement of the Weblink Bankruptcy Cases; or

                     (n) there has been a material breach by Weblink of the Amended Alliance Agreement and such breach has not been cured within five business days of written notice thereof by Metrocall.

              8.6    Effect of Termination and Abandonment.

                     (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement (other than as set forth in Section 9.1) shall become void and of no effect with no liability (other than as set forth in Section 8.6(b) or 8.6(c), or in the proviso at the end of this sentence) on the part of any party to this Agreement or of any of its directors, officers, employees, agents, legal or financial advisors or other representatives; provided that no such termination shall relieve any party to this Agreement from any liability for damages resulting from any breach of this Agreement.

                     (b) Metrocall and its Subsidiaries (jointly and severally) shall pay Weblink a termination fee equal to $12,000,000 plus actual documented out-of-pocket expenses incurred by Weblink (collectively, the "WEBLINK TERMINATION FEE"), payable by wire transfer of same day funds in the event that:

                            (i) an Acquisition Proposal shall have been made to Metrocall or have been made directly to Metrocall's interest holders or creditors generally or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal and thereafter this Agreement is terminated by Metrocall pursuant to Section 8.5(b);

                            (ii)   this Agreement is terminated pursuant to
              Section 8.2 by virtue of the confirmation of a plan of reorganization other than the Metrocall Prearranged Plan in the Metrocall Bankruptcy Cases, except in the case where such a plan is confirmed following (A) a material breach by Weblink of this



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              Agreement or (B) the failure of any of the conditions in Sections
              7.1(a) or (b) (provided that no Termination Fee shall be payable under this clause (ii) if neither the Metrocall Prearranged Plan nor the Weblink Prearranged Plan is confirmed); or

                            (iii) this Agreement is terminated by Weblink pursuant to Section 8.4(e);

                            (iv) (1) this Agreement is terminated by Weblink pursuant to Section 8.4(a), 8.4(c), 8.4(d), 8.4(f), 8.4(g),
              8.4(h), 8.4(i) or 8.4(m), provided that, with respect to Section 8.4(c), it is terminated solely with respect to a breach of
              Section 6.1, 6.2, or 6.15, and (2) after the date of this Agreement and prior to the date that is one year after the date of termination (x) the Metrocall Bankruptcy Court enters an order either confirming a plan of reorganization for Metrocall or authorizing the sale of all or any substantial portion of Metrocall's and its Subsidiaries' assets pursuant to Section 363 of the Bankruptcy Code, or (y) the non-debtor Subsidiaries of Metrocall (if any) sell, convey or transfer (whether by asset sale, stock sale or merger) all or any substantial portion of their assets.

       A Weblink Termination Fee payable pursuant to Section 8.6(b)(ii) or 8.6(b)(iii) shall be paid no later than two days after the date of termination; a Weblink Termination Fee payable pursuant to Section 8.6(b)(iv) shall be paid no later than two days after the second to occur of (x) the termination pursuant to 8.6(b)(iv)(1) or (y) the event described in 8.6(b)(iv)(2); and a Weblink Termination Fee payable pursuant to Section 8.6(b)(i) shall be paid simultaneously with (and such payment shall be a condition of) termination pursuant to Section 8.4(b). Metrocall acknowledges that the agreements contained in this Section 8.6(b) are an integral part of the transactions contemplated by this Agreement.

                     (c) Weblink and its Subsidiaries (jointly and severally) shall pay Metrocall a termination fee equal to $12,000,000 plus actual documented out-of-pocket expenses incurred by Metrocall (collectively, the "METROCALL TERMINATION FEE"), payable by wire transfer of same day funds in the event that:

                            (i) an Acquisition Proposal shall have been made to Weblink or have been made directly to Weblink's interest holders or creditors generally or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal and thereafter this Agreement is terminated by either Weblink or Metrocall pursuant to Section 8.4(b);

                            (ii)   this Agreement is terminated pursuant to
              Section 8.2 by virtue of the confirmation of a plan of reorganization other than the Weblink Prearranged Plan in the Weblink Bankruptcy Cases, except in the case where such a plan is confirmed following (A) a material breach by Metrocall of this



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              Agreement or (B) the failure of any of the conditions in Sections
              7.1(a) or (b) (provided that no Termination Fee shall be payable under this clause (ii) if neither the Metrocall Prearranged Plan nor the Weblink Prearranged Plan is confirmed); or

                            (iii) this Agreement is terminated by Metrocall pursuant to Section 8.5(e); or

                            (iv) (1) this Agreement is terminated by Metrocall pursuant to Section 8.5(a), 8.5(c), 8.5(d), 8.5(f), 8.5(g),
              8.5(h), 8.5(i) or 8.5(n), provided that, with respect to Section 8.5(c), it is terminated solely with respect to a breach of
              Section 6.1, 6.2 or 6.15, and (2) thereafter (x) the Weblink Bankruptcy Court enters an order either confirming a plan of reorganization for Weblink or authorizing the sale of all or any substantial portion of Weblink's and its Subsidiaries' assets pursuant to Section 363 of the Bankruptcy Code, or (y) the non-debtor subsidiaries of Weblink (if any) sell, convey or transfer (whether by asset sale, stock sale or merger) all or any substantial portion of their assets.

       A Metrocall Termination Fee payable pursuant to Section 8.6(c)(ii) or 8.6(c)(iii) shall be paid no later than two days after the date of termination; a Weblink Termination Fee payable pursuant to Section 8.6(c)(iv) shall be paid no later than two days after the second to occur of (x) the termination pursuant to 8.6(c)(iv)(1) or (y) the event described in 8.6(c)(iv)(2); and a Metrocall Termination Fee payable pursuant to Section 8.6(c)(i) shall be paid simultaneously with (and such payment shall be a condition of) termination pursuant to Section 8.6(c). Weblink acknowledges that the agreements contained in this Section 8.6(c) are an integral part of the transactions contemplated by this Agreement.

                                   ARTICLE IX

                            MISCELLANEOUS AND GENERAL

              9.1 Survival. Article II, Article III, Article IV and Article IX (other than Section 9.4 (Counterparts)), and the agreements of Weblink and Metrocall contained in Sections 6.9 (Benefits), 6.10 (Expenses) and 6.11 (Indemnification; Directors' and Officers' Insurance) shall survive the consummation of the Merger. This Article IX (other than Section 9.2 (Modification or Amendment), Section 9.3 (Waiver of Conditions) and Section 9.13 (Assignment)) and the agreements of Weblink and Metrocall contained in Section
6.10 (Expenses), Section 6.12 (Confidentiality) and Section 8.6 (Effect of Termination and Abandonment) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

              9.2 Modification or Amendment. Subject to the provisions of the applicable law, at any time prior to the Effective Time, the parties to this Agreement may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties. Notwithstanding any provision of this Agreement to the contrary, if any provision of this Agreement is inconsistent with the provisions of the Weblink Prearranged Plan and the Metrocall Prearranged Plans, each as confirmed by orders of the Bankruptcy Court, the provisions of such plans shall govern.

              9.3    Waiver of Conditions.

                     (a) Any provision of this Agreement may be waived prior to the Effective Time if, and only if, such waiver is in writing and signed by an authorized representative or the party against whom the waiver is to be effective.

                     (b) No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided in this Agreement, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

              9.4 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

              9.5    Governing Law and Venue; Waiver of Jury Trial.

                     (a) This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed, and governed by, and in accordance with, the substantive laws of the State of Delaware, without regard to the conflict of law principles thereof. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in Wilmington, Delaware, including the Delaware Court, for any litigation arising out of or relating to this Agreement, the Weblink Prearranged Plan or the Metrocall Prearranged Plan and the transactions contemplated by this Agreement (and agree not to commence any litigation relating thereto except in such Delaware courts), waive any objection to the laying of venue of any such litigation in such Delaware courts and agree not to plead or claim in any such Delaware court that such litigation brought therein has been brought in an inconvenient forum.

                     (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES



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       ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY
       LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

              9.6 Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given:
(i) when sent if sent by facsimile, provided that receipt of the fax is promptly confirmed by telephone; (ii) when delivered, if delivered personally to the intended recipient; and (iii) one business day later, if sent by overnight delivery via a national courier service, and in each case, addressed to a party at the following address for such party:

              If to Metrocall:

              Metrocall, Inc.
              6677 Richmond Highway
              Alexandria, Va.  22306
              Attention: William L. Collins III
              Fax: (703) 768-5407

              with a copy to:
              Wilmer, Cutler & Pickering
              2445 M Street, N.W.
              Washington, D.C.  20037
              Attention:  Thomas W. White, Esq.
              Fax:  (202) 663-6363



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

              and if to Weblink:

              Weblink Wireless, Inc.
              3333 Lee Parkway Suite 100
              Dallas, Tx.  75219
              Attention: John D. Beletic
              Fax: (214) 765-4944

              with a copy to:

              Davis Polk & Wardwell
              450 Lexington Avenue
              New York, NY  10017
              Attention:  Ulrika Ekman, Esq.
              Fax:  (212) 450-4800

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

              9.7 Entire Agreement. This Agreement (including any exhibits, schedules and annexes to this Agreement), the Confidentiality Agreement, the Weblink Disclosure Letter, and the Metrocall Disclosure Letter constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter of this Agreement. EACH PARTY TO THIS AGREEMENT AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER METROCALL NOR WEBLINK MAKE ANY REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER PARTY OR THE OTHER PARTY'S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

              9.8    No Third Party Beneficiaries. Except as provided in Section
6.11 (Indemnification; Directors' and Officers' Insurance), this Agreement is not intended to confer upon any Person other than the parties to this Agreement any rights or remedies under this Agreement.

              9.9 Obligations of Metrocall and of Weblink. Whenever this Agreement requires a Subsidiary of Metrocall to take any action, such requirement shall be deemed to



                                       65
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include an undertaking on the part of Metrocall to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of Weblink to take any action, such requirement shall be deemed to include an undertaking on the part of Weblink to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

              9.10 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions of this Agreement. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable: (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

              9.11 Interpretation. Where a reference in this Agreement is made to a section or exhibit, such reference shall be to a section of, or exhibit or annex to this Agreement unless otherwise indicated. Whenever the words "INCLUDE," "INCLUDES" or "INCLUDING" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." "BUSINESS DAY" means any day except Saturday, Sunday or any other day on which commercial banking institutions in the City of New York are authorized to close. Except as expressly provided otherwise, all references to "DAYS" shall refer to calendar days.

              9.12 Captions. The table of contents, article, section, and paragraph captions in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement.

              9.13 Assignment. This Agreement shall not be assignable by operation of law or otherwise, provided, that the parties agree that this Agreement may be assumed by Weblink as a debtor-in-possession in the Weblink Bankruptcy Cases and may be assumed by Metrocall as a debtor in-possession in the Metrocall Bankruptcy Cases. Any assignment in contravention of the preceding sentence shall be null and void.



                           [execution page to follow]

       IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the dates first written above.

                                  WEBLINK WIRELESS, INC.



                                  By:
                                      /s/ John D. Beletic
                                      -------------------
                                     Name: John D. Beletic
                                     Title: Chairman of the Board and Chief
                                     Executive Officer



                                  METROCALL, INC.



                                  By:
                                      /s/ William L. Collins III
                                      --------------------------
                                     Name: William L. Collins III
                                     Title: Chairman of the Board, President and
                                     Chief Executive Officer






                                       67